Exhibit 10.2

LEASE

BY AND BETWEEN

MONARCH OWNER LLC,

a Delaware limited liability company

(“Landlord”)

and

RF INDUSTRIES, LTD.,

a Nevada corporation

(“Tenant”)

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31.	PARKING	29
32.	SIGNAGE	29
33.	SUBSTITUTION OF PREMISES	30
34.	CERTAIN RIGHTS RESERVED TO LANDLORD	31
35.	LEASE COMMENCEMENT/ACCEPTANCE OF PREMISES	31
36.	WAIVER OF RIGHT TO JURY TRIAL	31
37.	RECORDING	32
38.	NO SUBSTITUTION OF PREMISES	32

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1.           TERMS. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.

Date of this Lease:	October 19, 2022

Name of Tenant:	RF Industries, Ltd. a Nevada corporation

Notice Address of Tenant: (a) Prior to possession:	RF Industries, Ltd. 7610 Miramar Road San Diego, California 92126 Attn: Peter Yin, CFO

(b) Following possession:

RF Industries, Ltd.

300 Interpace Parkway

Suite B200

Parsippany, New Jersey 07054

Attn: Peter Yin, CFO

with a copy to Tenant’s counsel:

Allen Matkins Leck Gamble Mallory & Natsis LLP

One America Plaza

600 West Broadway, 27th Floor

San Diego, California 92101-0903

Phone: (619) 235-1548

Email: sgarrett@allenmatkins.com

Attn: Seth A. Garrett, Esq.

Name of Landlord:	Monarch Owner LLC

Notice Address of Landlord: with a copy to:

Monarch Owner LLC

c/o Blue Property Management

4 Brighton Road, Suite 200,

Clifton New Jersey 07012

Law Office of Zev Brachfeld

3003 Avenue L

Suite 2R

Brooklyn, New York 11210

Attn: Zev Brachfeld, Esq.

Building:	The building known as The Grand, having an address of 300 Interpace Parkway, Parsippany, New Jersey, in which the Premises are located.

Property:

The land commonly known as Lot 43.04 in Block 136 on the Tax Map of Parsippany-Troy Hills, New Jersey, and the two (2) three (3) story office buildings located thereon known as Morris Corporate Center 1 and Morris Corporate Center 2 (collectively, the “Buildings”), and all related site, land, property, improvements, parking facilities, common areas, driveways, sidewalks and landscaping which form a part of the project commonly known as the Morris Corporate Center (collectively, the “Project”).

Premises:	Approximately 29,706 rentable square feet of space on the second floor of the Building, commonly known as Suite B200 as approximately shown by the floor plan attached hereto as Exhibit A.

Permitted Use:	General office, light assembly, lab, research and development and administrative uses and no other uses.

Term:	The period of time beginning on the Commencement Date and ending at 11:59 P.M. on the Expiration Date.

Commencement Date:

The earlier of (i) the date of Substantial Completion of Landlord’s Work (as such terms are defined in the Work Letter); provided that the Commencement Date hereunder shall not occur until all of “Landlord’s Work” under that certain lease between Landlord and Tenant relating to Suite B100 in the Building (the “B100 Lease”) has been “Substantially Completed” as provided therein or the “Commencement Date” under the B100 Lease has otherwise occurred or (ii) the date Tenant takes possession of the Premises. Tenant shall confirm the Commencement Date pursuant to Section 34.

Expiration Date:	That certain date which is the last day of the one hundred thirty second (132nd) complete calendar month following the Commencement Date.

Tenant’s Percentage:	5.73%, being the ratio of rentable square footage of the Premises to the total rentable square footage of both Buildings of the Property as reasonably determined by Landlord.

Base Taxes:

The Taxes for the tax year 2023, as they may be reduced by the amount of any abatement. The “tax year” shall mean the twelve (12) month period commencing January 1 of each year, or such other period of twelve (12) months as may be duly adopted as the fiscal year for real estate tax purposes in Morris County, New Jersey.

Tax Excess:	Tenant’s Percentage of the amount by which Taxes for any tax year during the Term exceed Base Taxes.

Base Operating Expenses:	The Operating Expenses for the calendar year 2023.

Operating Expenses Excess:	Tenant’s Percentage of the amount by which Operating Expenses exceed Base Operating Expenses for any calendar year during the Term.

Security Deposit:	An amount equal to three (3) times the monthly Base Rent ($189,375.75).

Exhibits:

Exhibit A         Premises

Exhibit B         Additional Stipulations

Exhibit C         Work Letter

Exhibit D         Estoppel Form

Exhibit E         Rules and Regulations

Exhibit F         Commencement Letter

All of the Exhibits listed above are incorporated into and made part of this Lease.

Rent:	Base Rent and all Additional Rent (as such terms are defined herein).

Additional Rent:	All amounts required to be paid by Tenant to Landlord pursuant to this Lease other than Base Rent, including, without limitation, Operating Expenses Excess, Tax Excess and Electricity Charge.

Base Rent:

Months of Term	Base Rent (per annum)	Base Rent (per month)	Base Rent (per rentable square foot, per annum)
1-12	$0.00	$0.00	$0.00
13-24	$757,503.00	$63,125.25	$25.50
25-36	$769,385.40	$64,115.45	$25.90
37-48	$781,267.80	$65,105.65	$26.30
49-60	$793,150.20	$66,095.85	$26.70
61-72	$805,032.60	$67,086.05	$27.10
73-84	$816,915.00	$68,076.25	$27.50
85-96	$828,797.40	$69,066.45	$27.90
97-108	$840,679.80	$70,056.65	$28.30
109-120	$852,562.20	$71,046.85	$28.70
121-132 (plus any additional days necessary for the Term to expire on the Expiration Date)	$864,444.60	$72,037.05	$29.10

2.           THE PREMISES. Landlord leases to Tenant, and Tenant leases from Landlord, upon and subject to the terms and conditions of this Lease, the Premises. The Premises are leased with the right of Tenant to use exclusively for its employees and visitors, in common with other parties entitled thereto, such common areas and facilities as Landlord may from time to time designate and provide.

3.           TERM.

(A)         In General. The Premises are leased for the Term. Subject to Section 2 of the Work Letter, if for any reason Landlord is unable to deliver possession of the Premises to Tenant on or prior to the Commencement Date, then Landlord shall not be liable to Tenant for any resultant loss or damage and this Lease shall not be affected except that the Commencement Date shall be extended by one (1) day for each day of such delay. Tenant shall have the option to extend the Term subject to the terms and conditions of Exhibit B attached hereto.

(B)         Early Entry. Landlord shall allow Tenant to enter the Premises fifteen (15) days prior to the Commencement Date, for the sole purpose of installing furniture, fixtures and equipment; provided, that (i) a certificate of occupancy (or other legal equivalent) with respect to the Premises shall have been issued by the appropriate governmental authorities, (ii) all of the terms and conditions of this Lease shall apply during such early occupancy period, except Tenant’s obligation to pay monthly Base Rent, and (iii) Tenant does not unreasonably and materially interfere with Landlord’s ability to perform Landlord’s Work or otherwise prepare the Premises for Tenant’s occupancy. For avoidance of doubt, such early entry shall not (x) advance the Expiration Date of this Lease; (y) advance the Commencement Date of this Lease; or (z) constitute Landlord tendering possession of the Premises to Tenant in accordance with Accounting Standards Codification (ASC) 840-10-55-19.

4.           CONDITION OF THE PREMISES.

(A)    The Premises are leased in an “as is” and “where is” condition without any warranty of suitability, habitability or fitness for use or occupation or any particular purpose express or implied, it being agreed that Tenant has had an opportunity to examine the condition of the Premises, that Landlord has made no representations or warranties of any kind with respect to such condition, and that Landlord has no obligation to do or approve any work or make or approve any improvements to or with respect to the Premises to prepare the same for Tenant’s occupancy except as specifically provided in this Section 4. Notwithstanding the foregoing to the contrary, if (i) as of the Commencement Date, any applicable governmental entity issues a written statement that the base, shell and core components of the Building (the “Base, Shell and Core”), including the Base, Shell and Core systems and equipment which serve the Premises and/or the common areas of the Building are not in compliance with the Americans with Disabilities Act of 1990 (the “ADA”) in effect as of such date (as such non-compliance shall be determined on an unoccupied basis without regard to Tenant's use or proposed use of the Premises or any alterations or improvements [including Landlord’s Work described in the Work Letter] to be completed for Tenant in the Premises), and (ii) Tenant becomes aware such non-compliance and delivers to Landlord written notice (the “Non-Compliance Notice”) of such notice of non-compliance described hereinabove on or before the date which is one (1) year after the Commencement Date (the “Non-Compliance Outside Date”), then Tenant’s sole remedy shall be to request that Landlord shall, at Landlord’s sole cost and expense (which shall not be included in Operating Expenses), do that which is necessary to correct such non-compliance with the ADA within a reasonable period of time after Landlord’s receipt of the applicable Non-Compliance Notice. If Tenant fails to deliver the Non-Compliance Notice to Landlord on or prior to the Non-Compliance Outside Date, Landlord shall have no obligation to perform the work described above (but such release of such obligation shall not relieve Landlord of its other obligations under this Lease).

(B)    Notwithstanding the foregoing, Landlord shall make improvements to the Premises as described in the Work Letter attached as Exhibit C and made a part hereof.

5.    MONTHLY RENT. Commencing on the Commencement Date, Base Rent shall be paid monthly in advance on or before the first day of each calendar month in accordance with the schedule set forth in Section 1. Notwithstanding the foregoing, Base Rent and Additional Rent during the first twelve (12) months of the Term are hereby abated. The Base Rent shall not be adjusted or modified if the actual rentable square footage of the Premises varies from the rentable square footage set forth in Section 1. If the first anniversary of the Commencement Date shall be on any day other than the first day of a calendar month, Base Rent for the partial month shall be prorated based on the number of days in that month. Unless otherwise provided herein, commencing on the Commencement Date, Additional Rent shall be paid monthly in advance on or before the first day of each calendar month. If the first anniversary of the Commencement Date shall be on any day other than the first day of a calendar month, Additional Rent for the partial month shall be prorated based on the number of days in that month. Rent shall be paid to Landlord, without notice or demand, and without deduction or offset, in lawful money of the United States of America, at Landlord’s Address as set forth in Section 1 or to such other address as Landlord may from time to time designate in writing. Tenant acknowledges that the late payment of Rent or other sums due hereunder shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Property. Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord when due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount; provided, however, that Tenant shall not be required to pay a late charge for the first (1st) late payment in any consecutive twelve (12) month period to the extent Tenant pays the amount due within five (5) days after receipt of written notice from Landlord that Tenant failed to make such payment when due. In addition, any amount due to Landlord, if not paid within sixty (60) days when due shall bear interest from the date due until paid at the lesser of: (i) the Prime Rate (as hereinafter defined) plus five percent (5%) per annum, or (ii) the highest rate permitted by law (the “Default Rate”). The term “Prime Rate” shall mean the Prime Rate as published in The Wall Street Journal from time to time. The parties agree that such late charges represent a fair and reasonable estimate of the costs Landlord shall incur by reason of late payment by Tenant. The acceptance of such late charges by Landlord shall in no event constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies granted hereunder. Notwithstanding anything to the contrary in this Lease, Tenant shall pay the installment of Base Rent for the thirteenth (13th) full calendar month of the Term due hereunder upon execution of this Lease.

6.           TAXES. Tenant shall pay monthly, as Additional Rent, one-twelfth (1/12) of the Tax Excess based on estimates provided by Landlord from time to time and subject to reconciliation as provided in Section 8 below. Notwithstanding the foregoing, Tenant shall have no obligation to pay Tenant’s Percentage of the annual Taxes which are in excess of the amount of Taxes applicable to the calendar year 2023 during the first twelve (12) months of the Term. No credit or payment shall be due to Tenant in the event Taxes for any year are less than Base Taxes. “Taxes” means all taxes, including state equalization factor, assessments and fees levied upon the Property by any governmental entity based upon the ownership, leasing, renting or operation of the Property. Landlord may allocate Taxes incurred with respect to Buildings among such Buildings. Taxes shall not include any federal, state or local net income, capital stock, succession, transfer, replacement, gift, estate or inheritance taxes, all excess profits taxes, franchise taxes, gift taxes, succession taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Property), any fines or penalties resulting from Landlord's failure to timely pay any taxes or assessments when due, any items below paid by Tenant for which Tenant is directly responsible and any items otherwise included in Operating Expenses; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes. In addition to the foregoing, Tenant shall pay Landlord, as Additional Rent, for any use, rent or sales tax, service tax, value added tax, franchise tax or any other tax on Rent however designated as well as for any taxes which are reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant; provided, however, any reassessment of taxes due to the initial leasehold improvements made in or to the Premises constructed by Landlord pursuant to the Work Letter shall be included in the calendar year 2023 but only to the extent the costs or value thereof does not exceed the cost or value of a building standard build out (as reasonably determined by Landlord). Landlord shall retain the sole right to participate in any proceedings to establish or contest the amount of Taxes. All expenses, including reasonable attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for the year in which the expenses are incurred.

7.           OPERATING EXPENSES. Tenant shall pay monthly, as Additional Rent, one-twelfth (1/12) of the Operating Expenses Excess based on estimates provided by Landlord from time to time and subject to reconciliation as provided in Section 8 below. Notwithstanding the foregoing, Tenant shall have no obligation to pay Tenant’s Percentage of the annual Operating Expenses which are in excess of the amount of Operating Expenses applicable to the calendar year 2023 during the first twelve (12) months of the Term. No credit or payment shall be due to Tenant in the event Operating Expenses for any year are less than Base Operating Expenses. “Operating Expenses” means and includes all expenses, costs, fees and disbursements paid or incurred by or on behalf of Landlord for managing, operating, maintaining, improving, servicing or repairing the Buildings or Property, all as determined in accordance with sound real estate accounting and management practices consistently applied, and all associated plumbing, heating, ventilation, air conditioning, lighting, electrical, mechanical and other systems, including, without limitation, costs of: performing the Landlord’s obligations described in Section 13 below; janitorial services, the repair, maintenance, repaving and re-striping of any parking and dock areas; any installation or improvement required by reason of any law, ordinance or regulations (provided such law, ordinance or regulation was not violated by ongoing conditions present prior to the Commencement Date); improvements that reduce Operating Expenses (provided, the cost of such improvements shall be reasonably amortized (including interest on the unamortized cost at the lesser of: (i) the Prime Rate plus five percent (5%) per annum, or (ii)  the Default Rate in effect at the time such expenditure is placed in service) over its useful life as Landlord shall reasonably determine in accordance with standard real estate management and accounting principles, consistently applied, and only the current amortized portion of such expenditure shall be included in Operating Expenses for each applicable year in which the expenses are incurred, and in no event shall the amortized amount of the cost which Landlord may include in Operating Expenses exceed $35,000.00 in any particular year in which the expenses are incurred; providing any services or amenities such as conference rooms, parking garage, cafeteria, or gymnasium exterior maintenance, repair and repainting; landscaping; snow removal; utilities (including common area electricity); management fees (but any such management fees shall not exceed five percent (5%) of the gross revenues of the Property); supplies and sundries; sales or use taxes on supplies or services; charges or assessments under any easement, license, declaration, restrictive covenant or association; legal and accounting expenses; Insurance Premiums (as defined below); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operation, administration, maintenance and repair of the Property (provided that such persons hold a title generally considered to be no higher in rank than Building manager or Building engineer); and any other expenses expressly provided in this Lease to be included in Operating Expenses. Landlord may equitably allocate any item of Operating Expenses that benefits multiple Buildings on the Property among such Buildings. Landlord may equitably allocate any item of Operating Expenses among different portions or occupants of the Buildings or Property based on use or other considerations as determined by Landlord in Landlord’s reasonable discretion. If there is less than ninety five percent (95%) occupancy of the Buildings during any period, Landlord may adjust those Operating Expenses that are affected by variations in occupancy levels to the amount of Operating Expenses that would have been incurred had there been ninety five percent (95%) occupancy.

Notwithstanding the foregoing, Operating Expenses shall not include costs of alterations to the premises of other tenants of the Property, depreciation charges, interest and principal payments on mortgages, ground rental payments and real estate brokerage and leasing commissions; costs incurred for Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building or the Property; costs of selling or financing any of Landlord’s interest in the Property; costs incurred by Landlord for the repair of damage to the Property to the extent that Landlord is reimbursed by insurance proceeds or by a third party; Taxes; the costs of services and utilities separately chargeable to individual tenants of the Building; costs of reasonable attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Property; any costs expressly excluded from Operating Expenses elsewhere in this Lease; costs, including permit, license and inspection costs, incurred in renovating or otherwise improving, decorating, or redecorating rentable space (including vacant rentable space but excluding common areas) for tenants or other occupants in the Building; tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments or file returns when due; costs arising from Landlord’s charitable or political contributions; costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Building; the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Property unless such wages and benefits are prorated to reflect time spent on operating and managing the Property vis-à-vis time spent on matters unrelated to operating and managing the Property; costs of additions, alterations, repairs or improvements, equipment replacement and all other items which under standard real estate management and accounting practices, consistently applied are properly classified as capital expenditures, except those costs set forth in the immediately preceding paragraph, and except as provided in the following clause; depreciation and amortization, except as expressly provided in the immediately preceding paragraph, and except on materials, tools, supplies and vendor type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, and when depreciation or amortization is permitted or required, the item shall be amortized over its useful life in the manner described in the immediately preceding paragraph, together with interest on the unamortized costs at the Default Rate; rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital item which is specifically excluded hereinabove (excluding, however, equipment not affixed to the Building or the Property which is used in providing janitorial or similar services); costs (including, without limitation, fines, penalties, interest, and costs of repairs, replacements, alterations and/or improvements) incurred in bringing the Property into compliance with building codes and any other Applicable Law (as defined in Section 12 below) in effect as of the Commencement Date and as interpreted by applicable governmental authorities as of such date, including, without limitation, any costs to correct building code violations pertaining to the initial design or construction of the Building or any other improvements to the Property, to the extent such violations exist as of the Commencement Date under any applicable building codes in effect and as interpreted by applicable governmental authorities as of such date; marketing costs including any reasonable attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, agreements, leases, subleases and/or assignments, space planning costs, and other costs and expenses (other than Taxes) incurred in connection with sale/transfer/lease, sublease and/or assignment negotiations and transactions with present or prospective purchasers, tenants or other occupants of the Property; costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building and/or the Property, including partnership accounting and legal matters, costs of defending any lawsuits with or claims by any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building or the Property, costs of any disputes between Landlord and its employees (if any) not engaged in Building and/or Property operation, disputes of Landlord with the manager of the Property, or outside fees paid in connection with disputes with other tenants (except to the extent the expenditure of such outside fees generally benefit all tenants of the Building, and Landlord included such category of expenses or similar types of expenses, if actually incurred, in the calendar year 2023); costs of cleanup, removal and/or remediation of any Hazardous Substances (as defined below) in, on or under the Building or Property required to comply with any Environmental Laws (as defined below) which are incurred as a result of (A) the introduction by Landlord of any such Hazardous Substances in, on or under the Building or Property in violation of Environmental Laws in effect at the time of such introduction, or (B) as a result of the presence of Hazardous Substances in, on, or under the Building or Property as of the Commencement Date, to the extent such Hazardous Substances are in violation of Environmental Laws in effect as of such date; payments in connection with overhead or profit to subsidiaries or affiliates of Landlord as a result of a noncompetitive selection process for providing management or other services in or to the Property, or for supplies or other materials to be provided to the Property, to the extent that the costs of such services, supplies or materials shall exceed the costs that would have been provided by parties unaffiliated with Landlord on a competitive basis; reserves for bad debts or for future improvements, repairs, maintenance, replacements, additions, etc.; and costs for which Landlord has been compensated by a management fee, to the extent that the inclusion of such costs in Operating Expenses would result in a double charge to Tenant.

Notwithstanding anything to the contrary contained in this Section 7, the aggregate Controllable Expenses (as hereinafter defined) included in Operating Expenses in any particular year in which the expenses are incurred during the Term after the calendar year 2023 shall not increase by more than four percent (4%) on an annual, cumulative and compounded basis, over the actual aggregate Controllable Expenses included in Operating Expenses for any preceding year in which the expenses are incurred (including the calendar year 2023), but with no such limit on the amount of Controllable Expenses which may be included in the Operating Expenses incurred during the calendar year 2023. The foregoing cap on Controllable Expenses shall not apply to Taxes. For purposes of this paragraph, "Controllable Expenses" shall mean all Operating Expenses except: (i) any assessments, including assessment districts and government-mandated charges with respect to the Building or the Property, or any part thereof; (ii) insurance carried by Landlord with respect to the Property and/or the operation thereof; (iii) costs of utilities and janitorial services, including, without limitation, electricity, water, HVAC and sewer charges, utility surcharges and assessments, and refuse removal; (iv) the costs of capital alterations, capital additions, capital improvements, capital repairs and capital replacements described above; (v) the cost of snow removal; and (vi) increases in wages, salaries and other compensation and benefits paid to Landlord’s employees, agents or contractors.

8.           RECONCILIATION.

(A)    Any failure by Landlord to deliver any estimate or statement of Additional Rent required under this Lease shall not operate as a waiver of Landlord’s right to collect all or any portion of Additional Rent due hereunder. On an annual basis, Landlord shall provide Tenant with a statement of all actual Operating Expenses and Taxes for the preceding year within the first one hundred twenty (120) days of the new calendar year. If Tenant has made estimated payments of Operating Expenses or Taxes in excess of the actual amount due, Landlord shall credit Tenant with any overpayment against the next Rent otherwise due, provided, however, if such overpayment occurs within the final year of the Term, then Landlord shall use commercially reasonable efforts to reimburse Tenant in the amount of such overpayment in cash as part of Landlord’s reconciliation procedure at the end of the Term. If the actual amount due exceeds the estimated payments made by Tenant during the preceding year, Tenant shall pay the difference to Landlord within ten (10) business days and such obligation shall survive the expiration or earlier termination of this Lease.

(B)    Tenant shall have the right during the Term, by providing written notice to Landlord (the “Review Notice”) within forty-five (45) days after receiving Landlord’s statement of actual Operating Expenses, to review Landlord’s records relating to Operating Expenses for such year. Within a thirty (30) days after receipt of a timely Review Notice, Landlord shall make such records available for Tenant’s review at either Landlord’s home office or at the office of the property manager for the Building. If Tenant fails to give Landlord written notice stating in reasonable detail any objection to Landlord’s statement of actual Operating Expenses within fifteen (15) business days after such records are made available to Tenant for review then Tenant shall be deemed to have approved Landlord’s statement of Operating Expenses for such year and Tenant shall have no further right to object or contest such statement. Upon Landlord’s receipt of a timely objection notice from Tenant, Landlord and Tenant shall work together in good faith to resolve the discrepancy between Landlord’s statement and Tenant’s review. If Landlord and Tenant determine that Operating Expenses for the year in question are less than reported in Landlord’s statement, Landlord shall provide Tenant with a credit against future Rent in the amount of any overpayment by Tenant. Likewise, if Landlord and Tenant determine that Operating Expenses for the year in question are greater than reported in Landlord’s statement, Tenant shall forthwith pay to Landlord the amount of underpayment by Tenant. Any information obtained by Tenant pursuant to the provisions of this Section shall be treated as confidential and Landlord may require that Tenant execute a commercially reasonable confidentiality agreement as a condition of Tenant’s review. If Tenant retains an agent to review Landlord’s books and records for any year, such agent must (i) be a CPA firm (ii) not be compensated on a contingency basis, and (iii) execute a commercially reasonable confidentiality agreement with respect to such review. Tenant shall be solely responsible for all costs incurred by Tenant in connection with such review. Notwithstanding anything herein to the contrary, Tenant shall not be permitted to review Landlord’s records or to dispute any statement of Operating Expenses if Tenant is in default beyond any applicable notice and grace period or if Tenant has not first paid to Landlord the amount due as shown on Landlord’s statement of actual Operating Expenses.

9.           INSURANCE.

(A)    Tenant shall maintain the following insurance in force from the date upon which Tenant first enters the Premises and throughout the Term and thereafter for so long as Tenant is in occupancy of any part of the Premises:

(i)    Commercial General Liability insurance with limits of at least $1,000,000.00 per occurrence, $2,000,00.000 general aggregate, and, if the Tenant manufacturers or produces a product, $2,000,000.00 products completed operations aggregate or such larger amounts as Landlord may reasonably require from time to time, covering bodily injury and property damage arising out of the use of the Premises, as well as products/completed operations, blanket contractual liability, personal injury and advertising liability;

(ii)    Worker’s Compensation insurance as required by the state in which the Premises is located covering occupational injuries or disease to all employees of Tenant and to any contractors, subcontractors or other agents used by Tenant for work or other activities on or about the Premises. Such policy shall include Employer’s Liability limits of at least $500,000.00 each accident, $500,000.00 each employee, and $500,000.00 disease;

(iii)    Business Automobile Liability insurance for all owned (Symbol 1), non-owned (Symbol 9) hired, rented and/or borrowed (Symbol 8) vehicles used by the Tenant, its employees or agents. Such policy shall include a combined single limit of liability of at least $1,000,000.00 per claim for bodily injury and property damage and shall provide that employees are insureds;

(iv)    Excess or Umbrella Liability insurance with a limit of at least $5,000,000.00 providing additional limits of insurance over the primary per occurrence and aggregate limits of the Commercial General Liability (including bodily injury, property damage, products/completed operations, personal/advertising injury and blanket contractual liability), Employer’s Liability, and Business Auto Liability insurance required in (i), (ii), and (iii) above; and

(v)    Property insurance covering “all risk” of physical damage to Tenant’s personal property and any property in the care, custody, and control of the Tenant. In addition this policy shall cover any direct or indirect physical damage to all alterations, additions, improvements (including carpeting, floor coverings, paneling, decorations, fixtures and any improvements or betterments to the Premises made by Tenant or by Landlord at Tenant’s request or for Tenant’s benefit) situated in or about the Premises. Such coverage shall be for the full replacement value of the covered property.

(B)    Tenant’s Commercial General Liability, Property, and Excess Liability/Umbrella Liability policies shall name Landlord, Landlord’s managing agent, and Landlord’s mortgagee as Additional Insureds and shall be primary insurance as to any insurance carried by the parties designated as Additional Insureds. All policies purchased and maintained by Tenant to satisfy the requirements in this Lease must be purchased from an insurance company with a minimum rating of “A- X” or its equivalent from one of the major rating agencies (AM Best, Moodys, Standard & Poors, Fitch) that is admitted or eligible to do business in the state where the Premises is located.

(C)    Tenant shall provide Landlord with a certificate of insurance for each policy simultaneously with the delivery of an executed counterpart of this Lease and at least thirty (30) days prior to each renewal of such insurance. Such certificates of insurance shall be on an ACORD Form 27 or ISO Form 2026 or their equivalent, shall certify that such policy has been or shall be issued and that it provides the coverage and limits required above, and shall provide that the insurance shall not be canceled or materially changed unless thirty (30) days prior written notice shall have been given to Landlord. In addition to providing the certificates of insurance required herein, Tenant shall also promptly furnish any additional information, including complete copies of Tenant’s insurance policies, as Landlord may request from time to time pertaining to Tenant’s insurance coverage. Tenant shall notify Landlord in writing at least sixty (60) days in advance if Tenant intends to or receives a notice that its insurance company intends to cancel or non-renew such insurance for any reason, or if the required coverage or limits are to be materially changed from the initial requirements in this Lease. In the event that the applicable statutory time period is less than sixty (60) days, then Tenant shall notify Landlord within three (3) business days of receipt of any cancellation or non-renew notice. In the event that Tenant fails to obtain or maintain the insurance required above or fails to provide the Certificates of Insurance required, Landlord may, at its option, obtain such insurance on behalf of Tenant. Tenant shall pay, as Additional Rent upon demand, the reasonable cost of such insurance plus a twenty-five percent (25%) surcharge. Landlord’s failure to obtain such coverage on behalf of Tenant shall not limit Tenant’s liability in the event of an uncovered loss.

(D)    Landlord shall carry or cause to be carried such insurance in amounts and with deductibles as a reasonably prudent landlord would purchase and maintain with respect to the Property. Tenant shall pay Tenant’s Percentage of Landlord’s insurance premiums (“Insurance Premiums”) during the Term of the Lease as a part of Operating Expenses. Tenant shall not do or permit to be done anything which shall contravene, invalidate, or increase the cost of the Landlord’s insurance and shall comply with all rules, orders, regulations, requirements and recommendations of Landlord or its insurance companies relating to or affecting the condition, use, or occupancy of the Premises. If Tenant does conduct any activity within or about the Premises that results in an increase to the cost of Landlord’s insurance Tenant shall reimburse Landlord for the entire amount of such additional premiums or surcharges on demand.

10.           WAIVER OF SUBROGATION. Notwithstanding any other language of this Lease to the contrary, Landlord and Tenant each waive their respective rights to recover from the other for any and all loss of or damage to their respective property if such loss or damage is covered, or required by this Lease to be covered, by insurance. Tenant shall obtain an endorsement acknowledging such waiver from its insurance company(s) evidencing compliance with this Section 10.

11.           SECURITY DEPOSIT. Upon execution of this Lease, Tenant shall deposit with Landlord, in cash, the amount of the Security Deposit specified in Section 1 of this Lease. Provided that Tenant has paid all amounts due and has otherwise performed all obligations hereunder, the Security Deposit shall be returned to Tenant without interest within thirty (30) days of the expiration of the Term, further provided that Landlord may deduct from the Security Deposit prior to returning it any amounts owed by Tenant to Landlord. If Tenant is in default under any provision of this Lease beyond any applicable notice and grace period, Landlord may, but shall not be obligated to, apply all or any part of the Security Deposit to cure the default. In the event Landlord elects to apply the Security Deposit as provided for above, Tenant shall, within five (5) business days after Landlord’s demand, restore the Security Deposit to the original amount. Landlord may, at its discretion, commingle the Security Deposit with its other funds. Upon any sale or other conveyance of the Building, Landlord may transfer the Security Deposit (or any amount of the Security Deposit remaining) to a successor owner, and Tenant agrees to look solely to the successor owner for repayment of the same. The Security Deposit shall not operate as a limitation on any recovery to which Landlord may be entitled.

12.           USE. The Premises shall be used for the Permitted Use only and for no other purposes whatsoever. Tenant shall not do or permit to be done in or about the Premises, Buildings or Property anything which is prohibited by any ordinance, order, rule, regulation, certificate of occupancy, or other governmental requirement, now in force or which may hereafter be enacted, including, without limitation, the Americans with Disabilities Act of 1990, as amended (collectively, “Applicable Law”). Tenant shall comply with all Applicable Law in its use of the Premises and common areas of the Property. Tenant use and cause all contractors, agents, employees, invitees and visitors of Tenant to use the Premises and any common area of the Property in such a manner as to prevent waste, nuisance and any disruption of other occupants. Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry or which is allowed by law. Tenant shall, at Tenant’s sole cost and expense, make any changes necessary to bring the Premises into compliance with any Applicable Law. The judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any Applicable Law in the use or occupancy of the Premises, Buildings or Property shall be conclusive of that fact as between Landlord and Tenant.

13.           MAINTENANCE; SERVICES.

(A)    Excepting only those obligations for which Landlord is expressly responsible pursuant to this Section 13, Tenant will, throughout the Term and at its sole cost, keep and maintain the non-structural, interior portions of the Premises and all fixtures and equipment located therein, including, without limitation, carpeting, wall-covering, doors, plumbing and other fixtures, and any alterations performed for the benefit of the Premises, clean safe and in good working order, condition and repair (except for ordinary wear and tear and repairs resulting from any casualty damage described in Section 19 below) and make all necessary repairs and replacements thereto, including, without limitation, replacing all interior broken glass with glass of the same size and quality as that broken and repairing or replacing all systems or portions of systems exclusively serving the Premises including, without limitation, electrical, mechanical, plumbing and heating, ventilating and air conditioning systems. All repairs and replacements required of Tenant in connection herewith shall be of a quality and class at least equal to the minimum building standards established by Landlord and shall be done in a good and workmanlike manner in compliance with all applicable laws and the terms and conditions of this Lease. If Tenant fails to maintain the Premises in compliance with the terms hereof, Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required and Tenant shall reimburse Landlord for the cost thereof as Additional Rent upon demand. If Tenant uses heat generating machines or equipment in the Premises that materially affect the temperature otherwise maintained by the heating, ventilating and air conditioning system, Landlord reserves the right to install supplementary units for the Premises and the cost thereof, including the cost of installation, operation and maintenance, shall be paid by Tenant to Landlord as Additional Rent upon demand. Should Tenant require any additional service not provided by Landlord pursuant to this Lease, including any services furnished outside the Building’s normal business hours, Landlord may, but shall not be obligated to, furnish such additional service and Tenant agrees to pay Landlord’s charges therefor, including a reasonable administrative fee, any taxes imposed thereon, and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service, as Additional Rent upon demand. The current charge for after-hours HVAC usage is seventy five and 00/100 Dollars ($75.00) per hour (with a four (4) hour minimum charge) for each hour of use or part thereof.

(B)    Landlord shall maintain the roof, foundation, exterior walls, structural portions, elevators, if any, any common areas and electrical, plumbing, mechanical and fire protection systems (subject to systems exclusive to the Premises such as dishwashers) of the Building, the cost of which shall be included as a part of Operating Expenses. Notwithstanding the foregoing, any damage to the Property occasioned by the gross negligence or willful act of Tenant or any person claiming under Tenant, or contractors, agents, employees, invitees or visitors of Tenant or any such person, shall be repaired by and at the sole expense of Tenant, except that Landlord shall have the right, at its sole option, to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith and Tenant shall pay the cost therefor as Additional Rent upon demand.

(C)    In addition to the foregoing, during normal hours of operation of the Building throughout the Term, Landlord shall provide: (i) reasonable quantities of electricity for the common areas; (ii) electricity for Tenant’s Permitted Use; (iii) heating, ventilation and air conditioning as required in Landlord’s reasonable judgment for the comfortable use and occupancy of the Premises during the normal hours of operation of the Building; (iv) building standard window washing and janitorial services; (v) water for cleaning and restroom purposes only, and (vi) such other services as Landlord reasonably determines are necessary or appropriate. The normal hours of operation of the Building shall be 8:00 a.m. to 6:00 p.m. on Mondays through Fridays (except holidays), and 8:00 a.m. to 1:00 p.m. on Saturdays (except holidays), subject to adjustment from time to time by Landlord. Upon Tenant’s request, Landlord shall replace Building standard bulbs and ballasts in the Premises at Landlord’s sole expense.

(D)    Security, in the form of limited access to the Building during other than normal business hours, shall be provided in such form as Landlord deems appropriate. With respect to the card access system at the Building, Tenant shall be issued four (4) key cards per one thousand (1,000) rentable square feet of the Premises, which cards will allow Tenant entry into the Building. Any additional access cards shall be issued at Tenant’s sole cost and expense. Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary, or for damage done by unauthorized persons on the Premises and neither shall Landlord be required to insure against any such losses. Tenant shall cooperate fully in Landlord’s efforts to maintain security in the Building and shall follow all reasonable regulations promulgated by Landlord with respect thereto.

(E)    Notwithstanding anything to the contrary set forth in this Section 13, if (i) Tenant provides written notice to Landlord of the need for repairs and/or maintenance which are Landlord’s obligation to perform under this Lease, and (ii) Landlord fails to undertake such repairs and/or maintenance within thirty (30) days after receipt of such notice, or such longer time as is reasonably necessary if more than thirty (30) days are reasonably required to complete such repairs and Landlord fails to commences such repairs within such 30-day period and thereafter diligently attempts to complete same (provided that in cases of emergency involving imminent threat of serious injury or damage to persons or property within the Premises, Landlord shall have only one (1) business day after receipt of such notice, which notice must specify that Landlord has one (1) business day to commence corrective action, or such later period of time as is reasonably necessary, to commence such corrective action), then Tenant may proceed to undertake such repairs and/or maintenance upon delivery of an additional three (3) business days’ notice to Landlord that Tenant is taking such required action (but no such additional notice shall be required in the event of any such emergency involving imminent threat of serious injury or damage to persons or property within the Premises). If such repairs and/or maintenance were required under the terms of this Lease to be performed by Landlord and are not performed or undertaken to be performed by Landlord prior to the expiration of such additional 3-business day notice period (or after the initial notice period with respect to any such emergency involving imminent threat of serious injury or damage to persons or property within the Premises) (the “Outside Repair Period”), and Tenant has performed such maintenance and/or repairs, then Tenant shall be entitled to reimbursement by Landlord of Tenant’s actual, reasonable, and documented out-of-pocket costs and expenses paid by Tenant to third parties in performing such maintenance and/or repairs. Such reimbursement shall be made within thirty (30) days after Landlord’s receipt of invoice from Tenant setting forth such costs and expenses together with lien waivers from all parties performing such work, and if Landlord fails to so reimburse Tenant within such 30-day period, then Tenant shall be entitled to offset against the Rent next payable by Tenant under this Lease the amount of such invoice; provided, however, that notwithstanding the foregoing to the contrary, if (A) Landlord delivers to Tenant within ten (10) days following receipt of such invoice from Tenant, a written objection to Tenant's right to receive any such reimbursement based upon Landlord’s good faith claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease, or (B) Landlord delivers to Tenant, within ten (10) days after receipt of Tenant's invoice, a written objection to the payment of such invoice based upon Landlord’s good faith claim that such charges are excessive (in which case, Landlord shall reimburse Tenant, within such 10 day period, the amount Landlord contends would not be excessive), then Tenant shall not be entitled to such reimbursement or offset against Rent, but Tenant, as its sole remedy, may proceed to institute a lawsuit to determine and collect the amount, if any, of such reimbursement. If Tenant prevails in such lawsuit and receives a monetary judgment against Landlord, then Landlord shall pay the amount of such monetary judgment to Tenant within thirty (30) days after the date such judgment is issued. If such monetary judgment is not so paid, then, notwithstanding any contrary provision of this Lease, Tenant shall be entitled to offset against the Rent payable under this Lease the amount of such monetary judgment together. If Tenant undertakes such repairs and/or maintenance, Tenant shall use only those unrelated third party contractors used by Landlord in the Project for such work unless such contractors are unwilling or unable to perform such work at competitive prices, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings. Tenant shall comply with the other terms and conditions of this Lease if Tenant takes the required action, except that Tenant is not required to obtain Landlord’s consent for such repairs.

14.           SUBLEASE; ASSIGNMENT.

(A)    Except as provided in Section 14(F) below, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber its interest in this Lease, nor allow the Premises to be occupied, in whole or in part, by any other party and shall neither sublet the Premises, in whole or in part, nor assign this Lease, nor amend any sublease or assignment to which Landlord has consented, without in each case obtaining the prior written consent of Landlord, which consent shall not be unreasonably conditioned or withheld. Except as provided in Section 14(F) below, any sublease or assignment, or amendment to any sublease or assignment, without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an Event of Default. Except as provided in Section 14(F) below, the provisions of this Section 14 shall apply to a transfer, by one or more transfers, of all, or substantially all, of the business or assets of Tenant, of a majority of the stock, partnership or membership interests, or other evidences of ownership, of Tenant, and of any shares, voting rights or ownership interests of Tenant which results in a change in the identity of the entity or entities which exercise, or may exercise, effective control of Tenant as if such transfers were an assignment of this Lease.

(B)    Except as provided in Section 14(F) below, Tenant must request Landlord’s consent to any assignment or sublease at least thirty (30) days prior to the proposed effective date of the assignment or sublease. At the time of its request, Tenant shall provide Landlord in writing: (a) the name and address of the proposed assignee or subtenant, (b) a complete copy of the proposed assignment or sublease, (c) reasonably satisfactory information about the nature, business, and business history of the proposed assignee or subtenant and its proposed use of the Premises, and (d) banking, financial or other credit information about the proposed assignee or subtenant sufficient to enable Landlord to determine its Net Worth (as defined in Section 14(C) below).

(C)    Landlord shall not unreasonably withhold or delay its consent to Tenant’s written request to sublease the Premises or assign this Lease which is made in compliance with the terms and conditions of this Section 14. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Landlord’s refusal to consent to any proposed assignment or sublease shall not be unreasonable if: (a) the proposed assignee or subtenant does not have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) sufficient to meet the obligations of Tenant under this Lease, (b) Tenant is in default under any of the terms, covenants or conditions of this Lease, (c) the proposed use of the Premises may result in: (i) increased wear and tear on the Premises, Buildings or Property or (ii) any adverse effect on other tenants in the Buildings or adjacent buildings or properties owned by Landlord or its affiliates, (d) the proposed subtenant or assignee is a governmental agency, (e) the proposed subtenant or assignee is a prospect to whom Landlord has made a proposal for the lease of space available elsewhere in the Buildings within the prior six (6) months, (f) the proposed assignee or subtenant is a tenant in any building within a five (5)-mile radius of the Buildings owned by Landlord or any affiliate of Landlord including, without limitation, the Buildings, (g) the proposed subtenant or assignee would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement, (h) Landlord’s lender, if any, does not consent to the proposed sublease or assignment.

(D)    No subletting or assignment shall release Tenant from Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. Any subtenant shall, at Landlord’s election, attorn to Landlord following any early termination of this Lease and any assignee shall be jointly and severally liable for the full performance of all of Tenant’s obligations hereunder. Landlord may require, as a condition to granting Landlord’s consent with respect to the provisions of this Section 14, that the proposed subtenant or assignee enter into a written agreement with Landlord confirming the obligations of such subtenant or assignee under this Lease. Tenant shall pay, as Additional Rent on demand, all legal fees incurred by Landlord in connection with each proposed assignment or sublease whether or not Landlord’s consent is obtained (not to exceed $2,500 per proposed transfer in the ordinary course of business). If Tenant receives rent or other payments under any assignment or sublease in excess of the payments made by Tenant to Landlord under this Lease (as such amounts are adjusted on a per square foot basis if less than all of the Premises is transferred), then Tenant shall pay Landlord one-half of such excess after deducting all commercially reasonable out-of-pocket transaction costs actually incurred by Tenant. Landlord’s consent to one assignment or sublease shall not be deemed a waiver of the requirement of Landlord’s consent to any subsequent assignment or sublease.

(E)    In the event Tenant seeks to assign its interest in this Lease during the last eighteen (18) months of the Term, and Landlord does not consent to such proposed assignment, Landlord may elect to terminate this Lease in its entirety, and the last day of the Term of this Lease shall be the thirtieth (30th) day after Landlord notifies Tenant of Landlord’s election to terminate this Lease; provided, however, Tenant shall have the right, by writing to Landlord delivered within five (5) business days following its receipt of Landlord's termination notice, to rescind the corresponding request to assign its interest in this Lease, in which event the termination right of Landlord hereunder shall be null, void and of no effect for the corresponding request to assign its interest in this Lease. In the event Tenant seeks to sublet all or any portion of the Premises within the last eighteen (18) months of the Term, and Landlord does not consent to such proposed sublease, Landlord may elect to terminate this Lease with respect to the portion of the Premises that would be subject to such sublease and the last day of the Term of this Lease for such space shall be the thirtieth (30th) day after Landlord notifies Tenant of Landlord’s election to terminate this Lease and, if less than the entire Premises is affected, Landlord shall have the right to perform any alterations to make such space a self-contained rental unit; provided, however, Tenant shall have the right, by writing to Landlord delivered within five (5) business days following its receipt of Landlord's termination notice, to rescind the corresponding request to sublease all or any portion of the Premises, in which event the termination right of Landlord hereunder shall be null, void and of no effect for the corresponding request to sublease all or any portion of the Premises.

(F)         Notwithstanding the foregoing provisions of this Section 14 to the contrary, the assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets and/or stock of Tenant, or (iv) a successor to Tenant or any of the foregoing entities by purchase, merger, consolidation or reorganization (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a transfer under this Section 14, and thus shall not be subject to the requirement of obtaining Landlord's consent thereto in Section 14(A) above, or Landlord’s right to receive any transfer premium pursuant to Section 14(D) above, provided that:

(1)         any such Affiliate was not formed, and such transaction was not entered into, as a subterfuge to (i) avoid the obligations of this Section 14, or (ii) adversely affect the ability of Tenant to satisfy its obligations under this Lease;

(2)         Tenant gives Landlord at least fifteen (15) days’ prior notice of any such assignment or sublease to an Affiliate;

(3)         the successor of Tenant and Tenant have as of the effective date of any such assignment or sublease a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is sufficient to meet the obligations of Tenant under this Lease;

(4)         any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease with respect to the space which is the subject of such transfer (other than the amount of Base Rent and Tenant's Percentage of Operating Expenses Excess and Tax Excess payable by Tenant with respect to a sublease); and

(5)         Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

“Control”, as used in this Section 14(F), shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a person or entity, or ownership of any sort, whether through the ownership of voting securities, by contract or otherwise.

15.           INDEMNITY; NON-LIABILITY OF LANDLORD.

(A)    Subject to the provisions set forth below, except to the extent prohibited by law, as a material part of the consideration for Landlord’s execution of this Lease, Tenant shall neither hold nor attempt to hold Landlord or its employees or Landlord’s agents or contractors or their employees (collectively, the “Landlord Parties”) liable for, and Tenant covenants and agrees that it shall indemnify and defend Landlord and its officers, directors, employees, attorneys and agents for and against any and all penalties, damages, fines, causes of action, liabilities, judgments, expenses (including, without limitation, reasonable attorneys’ fees) (collectively “Claims”) or charges incurred in connection with or arising from: (i) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or contractors, agents, employees, invitees or visitors of Tenant or any such person; (iii) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; (iv) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant; or (v) any matter occurring in the Premises during the Term. Notwithstanding the foregoing provisions of this Section 15(A) to the contrary: (x) except for lost profits, loss of business or other consequential damages (collectively, “Consequential Damages”) incurred or suffered by Tenant or Tenant's contractors, agents, employees, licensees or invitees, the assumption of risk and release by Tenant set forth hereinabove shall not apply to any Claims to the extent resulting from the negligence or willful misconduct of Landlord or the Landlord Parties and not insured or required to be insured by Landlord and/or Tenant under this Lease (collectively, the “Excluded Claims”); and (y) Tenant's indemnity of Landlord hereinabove shall not apply to (A) any Excluded Claims, or (B) any loss of or damage to Landlord’s property to the extent Landlord has waived such loss or damage pursuant to Section 10 of this Lease. In addition, Landlord shall indemnify, defend, protect and hold Tenant and Tenant's officers, directors, shareholders, agents, employees and independent contractors (collectively, the "Tenant Parties") harmless from and against all such Excluded Claims, except for (1) any loss or damage to Tenant's property to the extent Tenant has waived such loss or damage pursuant to Section 10 of this Lease, and (2) any Consequential Damages. Each party’s agreement to indemnify the other pursuant to this Section 15(A) is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant and/or Landlord, as applicable, pursuant to the provisions of this Lease. The provisions of this Section shall survive the expiration or sooner termination of this Lease.

(B)    Landlord, to the fullest extent not prohibited by law, shall not be liable for any damage occasioned by failure to keep the Premises, Building or Property in repair, nor for any damage done or occasioned by or from plumbing, gas, electricity, water, sprinkler, or other pipes or sewerage or the bursting, leaking or running of any pipes, tank or plumbing fixtures, in, above, upon or about the Premises or the Building nor from any damage occasioned by water, snow or ice being upon or coming through the roof, skylights, trap door or otherwise, nor for any damages arising from acts, or neglect of co-tenants or other occupants of the Building or of any owners or occupants of adjacent or contiguous property, nor for any loss of or injury to property or business occurring, through, in connection with or incidental to the failure to furnish any such services or the interruption of any services to the Premises. Further, Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft or any other criminal act, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, law of requisition or order of any governmental authority.

(C)    Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of any default by Landlord hereunder, whether or not Landlord is notified that such damages may occur. Subject to Section 17 below, Tenant shall not be liable in any event for incidental or consequential damages to Landlord by reason of any default by Tenant hereunder, whether or not Tenant is notified that such damages may occur. The term “Landlord”, as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, means only the owner or owners at the time in question of the Landlord’s interest in the Building, and in the event of any transfer or transfers of title to the Landlord’s interest in the Building, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed. Tenant’s sole recourse against Landlord, and any successor to the interest of Landlord in the Premises, is to the interest of Landlord, and any successor, in the Premises and the Building of which the Premises are a part. In no event whatsoever shall Landlord or any beneficiary of any trust of which Landlord is a trustee or any of Landlord’s officers, directors, partners, managers, members, shareholders, agents, attorneys and employees ever be personally liable hereunder.

16.           UTILITIES. Tenant shall contract directly with public utility providers for all utilities which are separately metered to the Premises and shall pay such utility providers directly and promptly when due. Tenant shall pay, as Additional Rent, the amount shown on the submeter(s) servicing the Premises, as billed by Landlord, on account electricity provided to the Premises (the “Electricity Charge”). Tenant’s obligation to pay for utilities provided to the Premises during the Term shall survive the expiration or earlier termination of the Lease. Tenant shall not utilize an alternative provider for a utility service other than the public utility provider servicing the Property unless Tenant shall first obtain the written consent of Landlord. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interruption, or defect in the supply or character of the electric energy furnished to the Premises or Building. To ensure the proper functioning and protection of all utilities, Tenant agrees to abide by all reasonable regulations and requirements which Landlord may prescribe and to allow Landlord and its utility providers access to all electric lines, feeders, risers, wiring, and any other machinery within the Premises.

17.           HOLDING OVER. If Tenant or any party claiming by or under Tenant remains in occupancy of the Premises or any part thereof beyond the expiration or earlier termination of this Lease, such holding over shall be without right and a tenancy at sufferance, and Tenant shall be liable to Landlord for any loss or damage incurred by Landlord as a result thereof, including consequential damages; provided, however, following Landlord's execution of a third-party lease which affects the Premises, Landlord shall deliver written notice (the “New Lease Notice”) of such lease to Tenant and the liability for consequential damages shall not be effective until the later of (A) the date that occurs thirty (30) days following the date Landlord delivers such New Lease Notice to Tenant, or (B) the date such holdover commences. In addition, for each month or any part thereof that such holding over continues, Tenant shall pay to Landlord a monthly fee for the use and occupancy of the Premises equal to (a) one hundred fifty percent (150%) of the Rent payable for the month immediately preceding such hold over for the first two (2) months such holding over continues and (b) two hundred percent (200%) of the Rent payable for the month immediately preceding such hold over thereafter. The provisions of this Section 17 shall not be deemed to limit or exclude any of Landlord’s rights of re-entry or any other right granted to Landlord hereunder, at law or in equity.

18.           NO RENT DEDUCTION OR SET OFF. Tenant’s covenant to pay Rent is and shall be independent of each and every other covenant of this Lease. Tenant agrees that any claim by Tenant against Landlord shall not be deducted from Rent nor set off against any claim for Rent in any action. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any remedy provided in this Lease or at law. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

19.           CASUALTY.

(A)    If the Premises or any part thereof are damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord. If the Premises or the Building are totally or partially damaged or destroyed by fire or other casualty, thereby rendering the Premises totally or partially inaccessible or unusable, Landlord shall diligently restore and repair the Premises and the Building to substantially the same condition they were in prior to such damage. Provided that such damage was not caused by the act or omission of Tenant or any of its employees, agents, licensees, invitees or subtenants, until the repair and restoration of the Premises is completed Base Rent shall be abated for that part of the Premises that Tenant is unable to use without substantial interference and is not occupied while repairs are being made, based on the ratio that the amount of unusable rentable area bears to the total rentable area of the Premises. Landlord shall bear the costs and expenses of repairing and restoring the Premises and the Building, provided, however, that Landlord shall not be obligated to spend more than the net proceeds of insurance proceeds made available for such repair and restoration nor shall Landlord be obligated to repair or restore, or to pay for the repair or restoration of, any furnishings, equipment or personal property belonging to Tenant or any alterations, additions, or improvements (including carpeting, floor coverings, paneling, decorations, fixtures) made to the Premises or Building by Tenant or by Landlord at Tenant’s request or for Tenant’s benefit. It shall be Tenant’s sole responsibility to repair and restore all such items.

(B)    Notwithstanding the foregoing, (a) if there is a destruction of the Building that exceeds twenty-five percent (25%) of the replacement value of the Building from any risk, whether or not the Premises are damaged or destroyed, or (b) if Landlord reasonably believes that the repairs and restoration cannot be completed despite reasonable efforts within ninety (90) days after the occurrence of such damage, or (c) if Landlord reasonably believes that there shall be less than two (2) years remaining in the Term (exclusive of any extension options) upon the substantial completion of such repairs and restoration, or (d) if any mortgagee or lender fails or refuses to make sufficient insurance proceeds available for repairs and restoration, or (e) if zoning or other applicable laws or regulations do not permit such repairs and restoration, Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant within one hundred eighty (180) days after the occurrence of such damage. If this Lease is terminated pursuant to the preceding sentence, all Rent payable hereunder shall be apportioned and paid to the date of termination.

(C)    All time periods provided in this Section 19 for Landlord’s performance shall be subject to extension on account of delays in effectuating a satisfactory settlement with any insurance company involved and events beyond Landlord’s reasonable control. In the event of any damage or destruction to the Building or Premises, it shall be Tenant’s responsibility to secure the Premises and, upon notice from Landlord, to remove forthwith, at its sole cost and expense, property belonging to Tenant or its licensees from such portion of the Premises as Landlord shall request.

(D)    Tenant waives the benefit of N.J.S.A 46:8-6 and N.J.S.A. 46:8-7 and any similar or successor law. Except as specifically provided for in this Section 19, Tenant agrees that it shall not be relieved of its obligations to pay Base Rent, Additional Rent, the Electricity Charge or any other items of Rent in the event of damage or destruction of the Building or any portion thereof

20.           SUBORDINATION; ESTOPPEL LETTERS. This Lease is expressly subject and subordinate to any current or future mortgage or mortgages placed on the Property and to all other documents executed in connection with any such mortgage. Tenant agrees not to pay rent more than thirty (30) days in advance and to attorn to any party acquiring rightful possession of the Premises by or through any such mortgage. Landlord agrees to make commercially reasonable efforts to provide a subordination and nondisturbance agreement from its mortgage lender on the form acceptable to such lender within thirty days following the full execution of this Lease. Within fifteen (15) days after written request by Landlord, but not more often than twice every twelve (12) months, Tenant shall execute, acknowledge and deliver to Landlord or to Landlord’s mortgagee, prospective mortgagee, land lessor or prospective purchaser of the Property or any part thereof, an estoppel certificate, in form and substance substantially similar to that attached as Exhibit D and incorporated herein by reference. Tenant shall make such modifications to such estoppel certificate as may be necessary to make such certificate true and accurate, it being intended that any such statement delivered pursuant to this Section 20 may be relied upon by any such mortgagee, prospective mortgagee, prospective purchaser, or land lessor of the Property. If Tenant fails to provide such estoppel certificate within fifteen (15) days after Landlord’s request, Tenant shall be deemed to have approved the contents of any such certificate submitted to Tenant by Landlord and Landlord is hereby authorized to so certify, but without, however, limiting any rights and remedies available to Landlord by reason of Tenant’s failure to so comply.

21.           ALTERATIONS; RESTORATION.

(A)    Tenant shall not make or permit to be made any alterations, additions, or improvements in or to the Premises (“Alterations”; the term “Alterations” shall include the Acceptable Changes (as defined below)) without first obtaining the prior written consent of Landlord which consent may be withheld in Landlord’s sole discretion. Notwithstanding the foregoing to the contrary, provided no Event of Default has occurred and is continuing beyond applicable notice and cure periods, Tenant may make non-structural alterations, additions or improvements to the interior of the Premises (collectively, the “Acceptable Changes”) without Landlord’s consent, provided that (1) Tenant delivers to Landlord written notice of such Acceptable Changes at least ten (10) business days prior to the commencement thereof, (2) the cost of all Acceptable Changes do not in the aggregate exceed $40,000.00 in any consecutive twelve (12) month period (but there shall be no cap on the cost of any purely cosmetic or decorative interior non-structural changes made to the Premises [such as, for example, painting and carpeting work]), (3) such Acceptable Changes shall be performed by or on behalf of Tenant in compliance with the other provisions of this Section 21 and this Lease, (4) such Acceptable Changes do not require the issuance of a building permit or other governmental approval and do not require a new or amended certificate of occupancy or similar permit, and (5) such Acceptable Changes shall be performed by qualified insured contractors and subcontractors which normally and regularly perform similar work in the comparable buildings. All Alterations (i) must comply with all applicable laws, (ii) must be compatible with the Building and its mechanical, electrical, heating, ventilating, air-conditioning and life safety systems; (iii) must not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; and (iv) must not affect the integrity of the structural portions of the Building. In addition, Landlord may impose as a condition to such consent such additional requirements as Landlord in its sole discretion deems necessary or desirable, including, without limitation: (a) Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to the Alterations; (b) Landlord’s prior written approval of the time or times when the Alterations are to be performed; (c) Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations; (d) Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (e) Tenant’s delivery to Landlord of such bonds and insurance as Landlord customarily requires; (f) Tenant’s payment to Landlord of a commercially reasonable fee for Landlord’s supervision of any Alterations; provided, however, no such administrative fee shall be charged with respect to any Acceptable Changes; (g) Tenant’s and Tenant’s contractor’s compliance with such construction rules and regulations and building standards as Landlord promulgates from time to time; and (i) Tenant’s delivery to Landlord of “as built” drawings of the Alterations in such form or medium as Landlord may require. All direct and indirect costs relating to any modifications, alterations or improvements of Building, whether outside or inside of the Premises, required by any governmental agency or by law as a condition or as the result of any Alteration requested or effected by Tenant shall be borne by Tenant. Landlord may elect to perform such modifications, alterations or improvements (at Tenant’s sole cost and expense) or require such performance directly by Tenant. Tenant shall not permit any mechanic’s lien or other liens to be placed upon the Premises or the Building as a result of any materials, services or labor ordered by or provided to Tenant or any of Tenant’s agents, officers, or employees. Without waiving any other rights or remedies under this Lease, Landlord may bond or insure or otherwise discharge any such lien and Tenant shall reimburse Landlord for any amount paid by Landlord in connection therewith as Additional Rent upon demand. Nothing herein contained shall be deemed an authorization of the Tenant’s contracts for improvements of the Premises pursuant to N.J.S.A. § 44A-3.

(B)    Upon the expiration or earlier termination of the Lease, Tenant shall surrender the Premises in good working order and condition. Tenant shall remove any and all Alterations, trade fixtures, equipment, data/telecommunications cabling and wiring installed by or on behalf of Tenant and furniture from the Premises and Tenant shall fully repair any damage, including any structural damage, occasioned by the removal of the same; provided, however, with respect to alterations, additions or improvements made or caused to be made by Tenant with Landlord's consent, Tenant shall have no obligation to remove such alterations, additions or improvements unless at the time Landlord approved the final working drawings for any alterations, additions and improvements, Landlord, by written notice to Tenant, identified those alterations, additions and improvements which Landlord would require Tenant to remove at the expiration or earlier termination of this Lease, in which event Tenant shall remove such identified alterations, additions and improvements on or before the expiration of the Lease Term and repair any damage resulting from such removal. Notwithstanding the foregoing, Landlord may require that Tenant not remove any or all Alterations and any such Alteration or Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title thereto shall pass to Landlord under this Lease as by a bill of sale. At Landlord’s election, all Alterations, trade fixtures, equipment, wire and cable, furniture, fixtures, other personal property not removed shall conclusively be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or to any other person and without obligation to account for them. Tenant shall pay Landlord all reasonable expenses incurred in connection with Landlord’s disposition of such property, including without limitation the cost of repairing any damage to the Building or the Premises caused by removal of such property, and shall hold Landlord harmless from loss, liability, or expense arising from the claims of third parties such as Tenant’s lenders whose loans are secured by such property.

(C)    Tenant’s obligations under this Section 21 shall survive the expiration of this Lease.

22.           DEFAULT; REMEDIES.

(A)    In addition to any other acts or omissions designated in this Lease as Events of Default, each of the following shall constitute an Event of Default by Tenant hereunder: (i) the failure to make any payment of Rent or any installment thereof or to pay any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant within five (5) days after written notice of delinquency (which written notice may be sent by email to the last known email address on file with Landlord); provided, however, that if Landlord has given Tenant two (2) such delinquency notices in any twelve (12)-month period during the Term, then Tenant’s subsequent failure to pay any Rent or other charge when due shall constitute a default under this Lease without requirement of any notice or cure period; provided further, that any such notice given pursuant to this Section 22(A) shall be in addition to, and not in lieu of, any notice required under Applicable Law; (ii) the use or occupancy of the Premises for any purpose other than the Permitted Use or the conduct of any activity in the Premises which constitutes a violation of law; (iii) if the interest of Tenant or any part thereof under this Lease shall be levied on under execution or other legal process and said interest shall not have been cleared by said levy or execution within fifteen (15) days from the date thereof; (iv) if any voluntary or involuntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by or against Tenant or any guarantor of the Lease or if a receiver shall be appointed for Tenant or any guarantor or any of the property of Tenant or guarantor; (v) if Tenant or any guarantor of the Lease shall make an assignment for the benefit of creditors or if Tenant shall admit in writing its inability to meet Tenant’s debts as they mature; (vi) if any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease, or mutually agreed to in writing by the parties; (vii) if Tenant shall fail to immediately discharge or bond over any lien placed upon the Premises in violation of this Lease; (viii) omitted; (ix) if Tenant shall abandon or vacate the Premises during the Term; (x) if Tenant shall fail to execute and deliver an estoppel certificate as required hereunder; or (xi) the failure to observe or perform any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and which Tenant has not corrected within thirty (30) days after written notice thereof to Tenant; provided, however, that if said failure involves the creation of a condition which, in Landlord’s reasonable judgment, is dangerous or hazardous, Tenant shall be required to cure same within forty-eight (48) hours.

(B)    Upon the occurrence of an Event of Default by Tenant, Landlord may, at its option, with or without notice or demand of any kind to Tenant or any other person, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein, and such rights and remedies shall be cumulative and none shall exclude any other right allowed by law:

(i)    Landlord may terminate this Lease, repossess and re-let the Premises, in which case Landlord shall be entitled to recover as damages (in addition to any other sums or damages for which Tenant may be liable to Landlord) a lump sum equal to the amount by which the present value of the excess Rent remaining to be paid by Tenant for the balance of the Term of the Lease exceeds the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting. For the purpose of determining present value, Landlord and Tenant agree that the interest rate shall be the rate applicable to the then-current yield on obligations of the U.S. Treasury having a maturity date on or about the Expiration Date. Should the fair market rental value of the Premises for the balance of the Term (after deduction of all anticipated expenses of reletting) exceed the value of the Rent to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to or otherwise credit Tenant for any such excess amount;

(ii)    Landlord may, without terminating the Lease, terminate Tenant’s right of possession, repossess the Premises including, without limitation, removing all or any part of Tenant’s personal property in the Premises and to place such personal property in storage or a public warehouse at the expense and risk of Tenant, and relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises. Tenant shall pay to Landlord as damages a sum equal to all Rent under this Lease for the balance of the Term unless and until the Premises are relet. If the Premises are relet, Tenant shall be responsible for payment upon demand to Landlord of any deficiency between the Rent as relet and the Rent for the balance of this Lease, all costs and expenses of reletting, and all reasonable decoration, repairs, remodeling, alterations, additions and collection of the rent accruing therefrom. Tenant shall not be entitled to any rents received by Landlord in excess of the rent provided for in this Lease. No re-entry or taking possession of the Lease Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any breach, and in addition to the other remedies it may have, recover as damages (in addition to any other sums or damages for which Tenant may be liable to Landlord) a lump sum equal to the amount by which the present value of the excess Rent remaining to be paid by Tenant for the balance of the Term of the Lease exceeds the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting. In the event Landlord repossesses the Premises as provided above, Landlord may remove all persons and property from the Premises and store any such property at the cost of Tenant, without liability for damage; and

(iii)    Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant hereunder, make any payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease. All sums so paid by Landlord and all necessary incidental costs shall be payable to Landlord as Additional Rent on demand and Tenant covenants to pay such sums.

(C)    Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 22 from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

(D)    Tenant shall promptly pay upon notice, as Additional Rent, all reasonable costs, charges and expenses incurred by Landlord (including, without limitation, reasonable fees and out-of-pocket expenses of legal counsel, collection agents, and other third parties retained by Landlord) together with interest thereon at the rate set forth in Section 5 of this Lease, in collecting any amount due from Tenant, enforcing any obligation of Tenant hereunder, or preserving any rights or remedies of Landlord; and Tenant shall pay all reasonable attorneys’ fees and expenses arising out of any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

(E)    No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver by Landlord shall be valid unless in writing and shall not affect any provision other than the one specified in such written waiver and that provision only for the time and in the manner specifically stated in the waiver. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of Rent shall not waive or affect said notice, suit or judgment. Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice which is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including the demands and notices specified in any federal, state or local laws and ordinances.

(F)    If Landlord elects to terminate this Lease pursuant to Section 22(B) above following Tenant's default, Landlord shall use commercially reasonable efforts to mitigate its damages to the extent required by Applicable Law.

(G)    Upon any default by Landlord continuing beyond any applicable notice and cure period under this Lease, Tenant may exercise any of its rights provided at law or in equity.

23.           NOTICES. All notices permitted or required hereunder shall be in writing and (i) delivered personally, (ii) sent by U.S. certified mail, postage prepaid, with return receipt requested, or (iii) sent overnight by nationally recognized overnight courier and sent to the respective parties at the Notice Addresses provided in Section 1 of this Lease. If sent by U.S. certified mail, such notice shall be considered received by the addressee on the second (2nd) business day after posting. If sent by nationally recognized overnight courier, such notice shall be considered received by the addressee on the first (1st) business day after deposit with the courier. Notices may be given by an agent on behalf of Landlord or Tenant. Any notice from Landlord to Tenant shall also be deemed to have been given if delivered to the Premises, addressed to Tenant.

24.           EMINENT DOMAIN. If during the Term (a) the whole of the Premises or the Building shall be taken by any governmental or other authority having powers of eminent domain or conveyed to such entity under threat of the exercise of such power or (b) any part of the Premises or the Building shall be so taken or conveyed and as a result, the remainder of the Premises or the Building has been rendered impractical, in Landlord’s sole judgment, for the operation of Landlord’s rental activities on the Property, this Lease shall terminate on the date of the taking or conveyance, and rent shall be apportioned to the date thereof. Tenant shall have no right to any apportionment of or any share in any condemnation award or judgment for damages made for the taking or conveyance of any part of the Premises or the Building.

25.           QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

26.           RULES AND REGULATIONS. Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the rules and regulations attached hereto as Exhibit E and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make, provided that the rules and regulations do not conflict with the express terms set forth in the body of this Lease. Landlord agrees to enforce the rules and regulations uniformly against all tenants of the Property. Landlord shall not be liable, however, for any violation of said rules and regulations by other tenants or occupants of the Buildings or Property.

27.           ENVIRONMENTAL.

(A)“    Environmental Laws” shall mean all federal, state and local laws (including, without limitation, case and common law), statutes, regulations, rules, ordinances, guidance, permits, licenses, grants, orders, decrees and judgments relating to the environment, human health and safety. “Hazardous Substances” shall mean all explosive materials, radioactive materials, hazardous or toxic materials, wastes, chemicals or substances, petroleum, petroleum by-products and petroleum products (including, without limitation, crude oil or any fraction thereof), asbestos and asbestos-containing materials, radon, lead, polychlorinated biphenyls, mold, urea-formaldehyde, and all materials, wastes, chemicals and substances that are regulated by any Environmental Law.

(B)    Except for the use of Hazardous Substances within the Premises which are of a kind typically used in the ordinary course of Tenant’s business, for use in the manner for which they were designed and only in accordance with all Environmental Laws, and then only in such amounts as may be normal for the Permitted Use, Tenant shall not (i) manufacture, generate, utilize, store, handle, treat, process, or release any Hazardous Substances at, in, under, from or on the Premises or Property in violation of violation of Environmental Laws or (ii) suffer or permit to occur any violation of Environmental Laws with respect to the Premises or Property. Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord and at Tenant’s sole cost) and hold harmless Landlord and its partners, managers, members, officers, directors, employees, agents, successors, grantees, assigns and mortgagees from any and all claims, demands, liabilities, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of the rentable or usable space or of any amenity, natural resource damages, damages arising from any adverse impact on leasing space on the Premises or Property, and sums paid in settlement of claims and for reasonable attorney’s fees, consultant’s fees and expert’s fees that may arise during or after the Term or any extension of the Term in connection with any breach by Tenant of the covenants contained in this Section, the presence, release or threatened release of Hazardous Substances at, in, under, from, to or on the Premises or Property violation of Environmental Laws, or any violation of any Environmental Laws.

(C)    For purposes of this Section 27, the term “costs” includes, without limitation, costs, expenses and consultant’s fees, expert’s fees and reasonable attorney’s fees incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, restoration, monitoring or maintenance work. This covenant of indemnity shall survive the termination of this Lease. Notwithstanding the foregoing, the prohibition contained herein shall not apply to ordinary office products that may contain de minimis quantities of Hazardous Substances or Hazardous Substances within the Premises which are of a kind typically used in the ordinary course of Tenant’s business, for use in the manner for which they were designed and only in accordance with all Environmental Laws, and then only in such amounts as may be normal for the Permitted Use, provided such products are used in compliance with Environmental Laws. Tenant shall immediately notify Landlord of any release or threatened release of Hazardous Substances in violation of violation of Environmental Laws at, in, under, from, to or on the Premises or Property.

(D)    Tenant shall, at Tenant’s own expense, comply with the Industrial Site Recovery Act, N.J. S.A. 13:1K-6 et seq. and the regulations promulgated thereunder (“ISRA”). Tenant shall, at Tenant’s own expense, make all submissions to, provide all information to, and comply with all requirements of, the Bureau of Industrial Site Evaluation (the “Bureau”) of the New Jersey Department of Environmental Protection (“NJDEP”) as and when required under ISRA. Should the Bureau or any other division of NJDEP determine that a cleanup plan be prepared and that a cleanup be undertaken because of any spills or discharges or hazardous substances or wastes at the Property which occur during the Term of this Lease as a result of Tenant’s actions or inactions, or those of its employees, agents, licensees, invitees or contractors, or at the Premises regardless of whether resulting from Tenant’s action or inactions or those of its employees, agents, licensees, invitees or contractors, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and financial assurances, and carry out the approved plans. At no expense to Landlord, Tenant shall promptly provide all information requested by Landlord for preparation of non-applicability affidavits and shall promptly sign such affidavits when requested by Landlord.

28.           FINANCIAL STATEMENTS. From time to time, but not more often than twice each year, Tenant shall furnish Landlord within ten (10) business days of such request copies of financial statements showing Tenant’s current financial condition and the results of the previous year’s operations which shall be certified as true and correct by the chief financial officer, or other responsible officer, of Tenant. Notwithstanding the foregoing to the contrary, if Tenant is a public company whose stock is publicly held and traded through a national stock exchange, then Tenant shall not have the obligation to deliver to Landlord financial statements as provided hereinabove so long as Tenant's financial statements are made readily available to Landlord and can be accessed by the general public via the internet.

29.           BROKERS. Landlord utilized the services of KG Real Estate Services (Patrick Luzzi) (“Landlord’s Broker”) and Tenant utilized the services of Cushman & Wakefield of New Jersey, LLC (“Tenant’s Broker”) in connection with this Lease. Tenant and Landlord represents to the other party that Tenant and Landlord, as applicable, did not involve any other brokers in procuring this Lease, other than Landlord’s Broker and Tenant’s Broker, as applicable. Landlord shall pay a commission to Tenant’s Broker as is agreed to by the Landlord and Tenant’s Broker pursuant to a separate agreement. Tenant and Landlord each agrees to forever indemnify, defend and hold the other party harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord or Tenant, as applicable, by any broker other than Landlord’s Broker or Tenant’s Broker, as applicable as a result of any misrepresentation by Tenant or Landlord hereunder.

30.           MISCELLANEOUS.

(A)    Time is of the essence of this Lease and each of its provisions.

(B)    This Lease and all covenants and agreements herein contained shall be binding upon, apply, and inure to the respective heirs, executors, successors, administrators and assigns of all parties to this Lease; provided, however, that this Lease shall not inure to the benefit of any assignee, heir, administrator, devisee, legal representative, successor, transferee or successor of Tenant except upon the prior written consent of Landlord.

(C)    This Lease contains the entire agreement of the parties, all other and prior representations, negotiations and agreements having been merged herein and extinguished hereby. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon either party hereto unless in writing signed by both parties.

(D)    The captions of sections and subsections of this Lease are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections or subsections.

(E)    Interpretation of this Lease shall be governed by the laws of the state or commonwealth in which the Premises is located, without regard to conflict of laws. Tenant irrevocably submits to the nonexclusive jurisdiction of the courts of said state or commonwealth and agrees that all suits, actions, claims or proceedings may be heard and determined in such courts. Tenant waives any objection which it may have at any time to the laying of venue of any suit, action, claim or proceeding arising out of or relating to this Lease. The foregoing shall not be deemed to preclude Landlord from bringing any suit, action, claim or proceeding in connection with this Lease in any other jurisdiction.

(F)    This Lease is and shall be deemed and construed to be the joint and collective work product of Landlord and Tenant and, as such, this Lease shall not be construed against either party, as the otherwise purported drafter of same, by any court of competent jurisdiction in order to resolve any inconsistency, ambiguity, vagueness or conflict, if any, in the terms or provisions contained herein.

(G)    In the event that either party thereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure labor, inability to procure materials or equipment or reasonable substitutes therefore, failure of power, fire or other casualty, restrictive government laws or regulations, judicial orders, enemy or hostile government actions, riots, insurrection or other civil commotions, war or other reason of a like nature not at the fault of the party delayed in performing any act as required under the terms of this Lease (“Force Majeure”), then performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Force Majeure shall not under any circumstances operate to excuse Tenant from the prompt payment of Rent or any other payments required under the terms of this Lease.

(H)    Tenant shall reimburse Landlord as Additional Rent on demand for all out-of-pocket expenses, including without limitation legal, engineering or other professional services or expenses incurred by Landlord in connection with any requests by Tenant for consents or approvals hereunder.

(I)    A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provision, and any provision so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.

(J)    If more than one person or entity shall ever be Tenant, the liability of each such person and entity shall be joint and several.

(K)    If Tenant is a corporation, a limited liability company, an association or a partnership, it shall, concurrently with the signing of this Lease, at Landlord’s option, furnish to Landlord certified copies of the resolutions of its board of directors (or of the executive committee of its board of directors) or consent of its members or partners authorizing Tenant to enter into this Lease. Moreover, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease and that Tenant is a duly organized corporation, limited liability company, association or partnership under the laws of the state of its incorporation or formation, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its incorporation or formation and the laws of the jurisdiction in which the Building is located, has the power and authority to enter into this Lease, and that all corporate or partnership action requisite to authorize Tenant to enter into this Lease has been duly taken.

(L)    The submission of this Lease to Tenant is not an offer to lease the Premises, or an agreement by Landlord to reserve the Premises for Tenant. Landlord shall not be bound to Tenant until Tenant has duly executed and delivered an original Lease to Landlord and Landlord has duly executed and delivered an original Lease to Tenant. Notwithstanding the Commencement Date contemplated in Section 1 hereof, this Lease shall take effect and be binding upon the parties hereto as of its execution and delivery.

(M)    This Lease may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature to this Lease transmitted via facsimile (or other electronic means) shall be deemed an original signature and be binding upon the parties hereto.

(N)    Tenant represents and warrants to Landlord that neither Tenant nor any of Tenant’s members, shareholders or other equity owners, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(O)    Tenant acknowledges that its possession, use and peaceful enjoyment of the Premises is conditioned upon Tenant’s timely performing all of its obligations hereunder, including the payment of all Base Rent. In consideration thereof, Tenant hereby waives its right under N.J.S.A. 2A: 18-60 or other similar statutes to remove any action for non-payment of Base Rent brought by Landlord or its managing agent pursuant to NJ S.A. 2A: 18-53 to another court. Any other matter mentioned in any such action brought by Landlord under the latter statute shall not waive Landlord’s or Tenant’s right to bring a separate action in the proper court for monies due and owing either party hereunder; nor shall Landlord be prohibited from instituting a dispossess action for nonpayment of monies other than Base Rent.

31.           PARKING. Parking will be provided in the surface parking area of the Property. Tenant shall be allotted one hundred eighteen (118) parking spaces for use in common with other tenants of the Buildings, of which six (6) parking spaces shall be reserved parking space in the underground parking areas designated by Landlord. Landlord shall have the right to designate parking areas for the use of the Buildings and other parties, and Tenant and its employees shall not park in parking areas not so designated, specifically including entrances. Upon written notice from Landlord, Tenant shall furnish to Landlord, within five (5) days after receipt of such notice, the state automobile license numbers assigned to the automobiles of Tenant and its employees. Landlord shall not be liable for any vehicle of Tenant or its employees that the Landlord shall have towed from the Property when illegally parked. Landlord shall have no liability to Tenant for any damages or claims arising from the use of the parking area or roadways by Tenant, other tenants, or their customers, invitees or employees. Landlord is not responsible for the policing or enforcement of the exclusivity of any parking spaces. Tenant, at its sole cost and expense, shall be issued one key card to allow Tenant entry into the underground parking area and the Building. If any of the key cards issued to Tenant are lost, Landlord shall charge Tenant the sum of Fifty Dollars ($50.00) for each replacement card issued. If Tenant uses parking in excess of that provided for herein, and if such excess use occurs on a regular basis, and if Tenant fails, after written notice from Landlord of any one violation, to reduce its excess use of the parking areas, then such excess use shall constitute an Event of Default under this Lease without further notice or opportunity to cure such Event of Default.

32.           SIGNAGE. Landlord will, at the request of Tenant, maintain at Landlord’s expense (a) a listing of the Tenant only on the electronic directory located in the lobby of the Building; and (b) on the monument outside the entrance to the Building. Tenant may install signage on the doorway leading to the Premises or the wall adjacent to the entry door to the Premises and at the loading dock portion of the Premises, all at Tenant’s sole cost and expense. Landlord may specify that the design of such signage be similar to, or consistent with, the design and location of other signs identifying tenants in the Building. Such signage installed by Tenant shall be subject to all applicable laws and ordinances. Except as set forth herein, Tenant shall not be permitted to install or maintain any signage in or around the Premises or the Building, and in the event that Tenant does install any signage, same may be removed by Landlord at Tenant’s cost and expense. Any signing installed by Tenant shall be removed without damage to the Premises or the Building upon the expiration or termination of this Lease.

33.           TENANT’S RIGHT OF FIRST OFFER. If, at any time during the Term, Landlord shall desire to lease any portion of the Building which is contiguous to the Premises (the “Expansion Space”) to a third party other than the existing tenant in any such space, or any other party having any pre-existing rights to the Expansion Space, Landlord shall first give Tenant notice (“Landlord’s Notice”) of the terms and conditions upon which Landlord is willing to lease the Expansion Space. Any such Landlord's Notice delivered by Landlord shall describe the applicable Expansion Space and the rentable square feet thereof (as reasonably determined by Landlord pursuant to the applicable BOMA Standard), and shall set forth the terms upon which Landlord would lease such applicable Expansion Space to Tenant, including, without limitation (i) the anticipated date upon which such applicable Expansion Space will be available for lease by Tenant and the commencement date therefor, (ii) a schedule of construction of tenant improvements for such applicable Expansion Space, if any, which shall take into account the length of the remaining Term of this Lease on fair market terms (iii) the Base Rent payable for such applicable Expansion Space, which shall be equal to the Prevailing Fair Market Rental Rate for such applicable Expansion Space, as defined in Exhibit B and as reasonably determined by Landlord (subject, however, to Tenant's right to object thereto and cause the Base Rent to be determined through arbitration pursuant to Exhibit B) and taking into account the remaining Term of the Lease, (iv) any tenant improvement allowance for such applicable Expansion Space (which amount shall be reasonably determined by Landlord as part of the Prevailing Fair Market Rental Rate for such applicable Expansion Space described in Landlord's Notice taking into account the remaining Term of the Lease), and (v) the term of the lease for such applicable Expansion Space, which shall in all events be coterminous with the Term for the Premises (as it may be extended pursuant to Exhibit B). Tenant shall have the right, exercisable by notice to Landlord within ten (10) business days after the date of Landlord’s Notice, the time of giving of such notice to be of the essence of this agreement, to lease the Expansion Space upon the terms and conditions contained therein, provided that, at the time of Tenant’s exercise, this Lease shall be in full force and effect and Tenant shall not shall be in default hereunder beyond any applicable notice and grace period. Landlord and Tenant shall thereupon enter into an amendment of this Lease acceptable to Landlord to provide for (i) the inclusion of the Expansion Space in the Premises, (ii) an increase in the Base Rent by an amount equal to that specified in Landlord’s Notice and (iii) an increase in Tenant’s Percentage to reflect the inclusion of the Expansion Space in the Premises. In all other respects, the terms and conditions contained in this Lease shall remain unmodified. In the event that Tenant fails to exercise its right as aforesaid within ten (10) business days of the date of Landlord's Notice or, in the event Tenant shall have exercised its right and Landlord and Tenant shall not have executed an amendment of this Lease as aforesaid within thirty (30) days from the date of Landlord’s Notice, Tenant shall be deemed to have waived its rights under this Section 33 with respect to the Expansion Space, Landlord shall have the absolute right to lease the Expansion Space to any other person or entity and Tenant shall have no further rights with respect to the Expansion Space. Notwithstanding Tenant's exercise of its right to lease the Expansion Space pursuant to the terms of this Section, Landlord shall not be obligated to deliver possession of the Expansion Space to Tenant if, prior to delivery of possession of the Expansion Space, Tenant shall be in default hereunder beyond any applicable notice and grace period, in which event the rights of Tenant hereunder shall terminate and be of no further force or effect.

34.           CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, each of which Landlord may exercise without notice or liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim: (a) upon not less than twenty-four (24) hours' prior notice (except no such prior notice shall be required in case of emergency and/or to perform regularly scheduled janitorial services), to enter the Premises for the purposes of examining the same or to make repairs or alterations or to provide any service; (b) to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, parking areas and any other common areas, (c) to change the name or street address of the Buildings or the suite number of the Premises; (d) to install, affix and maintain any and all signs on the exterior or interior of the Buildings; (e) to make repairs, decorations, alterations, additions or improvements, whether structural or otherwise, in, about and to the Buildings or common areas and for such purposes temporarily close doors, corridors and other areas of the Building and interrupt or temporarily suspend services or use of common areas; (f) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises; (g) to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Buildings; (h) during the last nine (9) months of the Term, to show the Premises at reasonable times and, if vacated or abandoned, to prepare the Premises for reoccupancy; (i) to install, use and maintain in and through the Premises pipes, conduits, wires and ducts serving the Buildings; (j) to approve the weight, size and location of safes or other heavy equipment or other articles which may be located in the Premises and to determine the time and manner in which such articles may be moved in, about or out of the Buildings or Premises; and (k) to take any other commercially reasonable action in connection with the operation, maintenance, marketing or preservation of the Premises or Buildings. The reduction or elimination of Tenant’s light, air or view shall not affect Tenant’s liability under this Lease, nor shall it create any liability of Landlord to Tenant. Any such entries shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible, and Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Section 34 with Tenant (except if not reasonably practicable in emergencies) so that Tenant, at Tenant's option, may provide an employee or a representative of Tenant to accompany Landlord.

35.           LEASE COMMENCEMENT/ACCEPTANCE OF PREMISES. At Landlord’s request, Landlord and Tenant shall enter into a commencement letter agreement (the “Commencement Letter”) in form substantially similar to that attached hereto as Exhibit F. Tenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within fifteen (15) days shall be deemed an approval by Tenant of the statements contained therein.

36.           WAIVER OF RIGHT TO JURY TRIAL. LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT’S USE OR OCCUPANCY OF THE PREMISES OR BUILDING (INCLUDING ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAWS, STATUTES, REGULATIONS, CODES OR ORDINANCES).

37.           RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a short form memorandum of this Lease for recording purposes.

38.           NO SUBSTITUTION OF PREMISES. Landlord shall not have the right to move Tenant to other space in the Buildings or Property at any time during the Term.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

TENANT: RF INDUSTRIES, LTD., a Nevada corporation By:_/s/ Peter Yin________________ Name: Peter Yin Title: CFO	LANDLORD: MONARCH OWNER LLC, a Delaware limited liability company By: /s/ Harvey Rosenblatt________________ Name: Harvey Rosenblatt Title: Managing member

EXHIBIT A

PREMISES

EXHIBIT B

ADDITIONAL STIPULATIONS

1.	EXTENSION OPTION.

This extension option is a part of the Lease dated ______________ by and between RF Industries, Ltd., as Tenant, and Monarch Owner LLC, as Landlord, for the Premises set forth in the Lease.

(A)    Tenant shall, upon giving Landlord at least nine (9) months prior written notice but no more than fifteen (15) months from the natural Expiration Date of the Lease (“Exercise Notice”), have the option to renew this Lease for one additional term of five (5) years (“Renewal Term”) upon all the same terms and conditions of the Lease, except for the annual Base Rent, which shall be determined in accordance with the then “Prevailing Fair Market Rental Rate” being charged in the Building and other comparable quality office buildings in the Morris County, New Jersey office market for: (i) comparable space in size, quality and condition; (ii) comparable term of lease; and (iii) comparable Building services, amenities and location. In no event, however, shall the Base Rent for the Renewal Term be less than the annual Base Rent being paid by Tenant in the month immediately prior to the time the Renewal Term commences.

(B)    Within fifteen (15) days after receipt of Tenant’s Exercise Notice, Landlord shall send written notice to Tenant of the Prevailing Fair Market Rental Rate for the Renewal Term. In the event Landlord and Tenant cannot agree upon the annual Base Rent for the Renewal Term within thirty (30) days of Landlord’s notice, then within fifteen (15) days thereafter, each party shall select a qualified commercial real estate appraiser with at least five (5) years experience in appraising office properties in the Morris County, New Jersey office market and surrounding areas. The two appraisers shall give their opinion of Prevailing Fair Market Rental Rates within twenty (20) days after their retention. If the opinions of the two appraisers differ by three (3%) percent, and after good faith efforts over the succeeding ten (10) day period the parties cannot mutually agree on the Base Rent for the Renewal Term, then the appraisers shall immediately and jointly appoint a third appraiser with the qualifications specified above. This third appraiser shall, within five (5) business days, choose either the determination of Landlord’s appraiser or Tenant’s appraiser and such choice of this third appraiser shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate appraiser and shall equally share the costs of any third appraiser. As soon as Landlord and Tenant have agreed to the Base Rent for the Renewal Term, the parties shall execute an amendment to the Lease confirming the extension of the Term and the adjusted Base Rent.

(C)    Tenant’s option to extend the Terms pursuant to this Section shall be condition upon and subject to each of the following:

(i)    Tenant’s timely exercise of this option by providing Landlord its Exercise Notice within the time frame described in paragraph (A) above;

(ii)    Tenant shall not be in default under the terms and conditions of this Lease beyond the applicable grace period for the cure thereof at the time Tenant exercises its option or at the commencement of the Renewal Term;

(iii)    Tenant shall not have subleased any portion of the Premises to any subtenant other than an Affiliate or assigned its interest in this Lease to any assignee other than an Affiliate, it being expressly understood that this option to renew shall be deemed personal to Tenant and Affiliate may not be assigned without Landlord’s prior written consent;

(iv)    Tenant shall have no further renewal option other than the option to extend for the Renewal Term set forth in paragraph (A) above; and

(v)    Landlord shall have no obligation to do any work with respect to the Premises.

EXHIBIT C

WORK LETTER

1.    Landlord’s Work. Landlord will make certain improvements to the Premises (the “Landlord’s Work”) as set forth on the Space Plan and that Landlord Work Exhibit attached hereto as Schedule 1 (collectively, the “Plan”) and previously approved by Tenant. As noted in Schedule 1, certain items of Landlord’s Work shall be performed at the cost and expense of Landlord and certain items of Landlord’s Work shall be performed by Landlord and Tenant shall reimburse Landlord therefor upon demand. Should said Plan or any part of Landlord’s Work require the preparation or development of additional plans or specifications, then Tenant shall have five (5) business days from Landlord’s submission of such additional plans or specifications to Tenant to approve or disapprove the same. Tenant’s failure to so approve or disapprove within such five (5) business day period shall constitute a Tenant Delay (as defined herein) and, at Landlord’s election, be deemed Tenant’s approval thereof. Tenant’s disapproval of such plans and specifications shall specifically identify the nature of such disapproval. Landlord shall then have such plans and specifications amended to incorporate those items specified in Tenant’s disapproval to which Landlord agrees. Tenant’s approval of such plans and specifications shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall diligently work together in good faith to agree upon such plans and specifications, it being agreed that Tenant shall have no right to request that such plans and specifications be revised to reflect any work which is not contemplated on Schedule 1 attached hereto except pursuant to Section 4 below. Upon approval, or deemed approval, of such additional plans and specifications the same shall be deemed the “Plan” for the purposes of this Work Letter. Landlord shall perform Landlord’s Work using building standard materials, quantities and procedures then in use by Landlord. Landlord’s Work shall specifically exclude (i) the installation of furniture and (ii) any work included in Tenant’s Work.

2.    Substantial Completion. “Substantial Completion” or “Substantially Complete” means that Landlord’s Work has been sufficiently completed such that the Premises is suitable for its intended purpose, notwithstanding any minor or insubstantial details of construction, decoration or mechanical adjustment that remain to be performed (“Punch List Items”). Landlord shall complete all Punch List Items following notice thereof from Tenant; provided, however, that except to the extent to which Tenant shall have given Landlord notice of any Punch List Items not later than ten (10) business days after the Commencement Date, Tenant shall be deemed conclusively to have approved the completion of Landlord’s Work and Tenant shall have no claim that Landlord has failed to perform any of Landlord’s Work required under this Work Letter. In the event there is a delay in the Substantial Completion of the Landlord’s Work such that the Commencement Date does not occur on the date that is 15 weeks from the delivery of the construction permits, and such delay is not caused by a Tenant Delay, additional municipal delay including but not limited to inspections, Force Majeure or long lead time items, so long as the Tenant has the opportunity to substitute a long lead time item with materials that are readily available once notified by the Landlord, then as Tenant’s sole remedy, Landlord shall pay to Tenant, as liquidated damages, an amount equal to $1,000.00 on a per diem basis until Landlord’s Work is Substantially Complete. Notwithstanding the foregoing or any language of the Lease to the contrary, if Landlord’s Work is delayed by a Tenant Delay then Tenant shall begin paying Rent as required under the Lease as of the date the Commencement Date would have occurred but for such Tenant Delay.

3.    Tenant Delay. “Tenant Delay” means the occurrence of any one or more of the following which cause a delay in the completion of Landlord’s Work: (i) Tenant is Delinquent (as hereafter defined) in submitting to Landlord any information, authorization or approvals requested by Landlord in connection with the performance of Landlord’s Work; (ii) the performance or completion of any work or activity by a party employed by Tenant, including any of Tenant’s employees, agents, contractors, subcontractors and materialmen; (iii) any postponements or delays requested by Tenant and agreed to by Landlord regarding the completion of the Landlord’s Work; (iv) any error in Landlord’s Work caused or related to any act or omission by Tenant or its employees or agents; (v) the performance of any TI Changes (as defined below); or (vi) any other act or omission of the Tenant which causes a delay in the completion of Landlord’s Work. For the purposes of this Section, the term “Delinquent” shall mean that the action or communication required of Tenant is not taken within three (3) business days following request by Landlord.

4.    Changes to Landlord’s Work. Tenant will have no right to make any changes (“TI Changes”) to the Plan or Landlord’s Work without the prior written consent of Landlord and the execution by Landlord and Tenant of a written change order which specifies (i) the nature of the TI Changes and (ii) an estimate of the cost to Tenant as a result of such TI Changes. Tenant shall be solely responsible for the costs of all TI Changes and Tenant shall such costs as Additional Rent upon demand.

5.    Prior Access.

(a)    During the time of performance of Landlord’s Work, (i) Tenant may install cabling and wiring at the Premises, including, without limitation, computer cabling, cable splicing, outlets, connectors and attachment (collective, the “Cabling Work”) at Tenant’s sole cost and expense, which Cabling Work shall be coordinated with Landlord and Building management and shall be subject to all terms of the Lease and (ii) Tenant may inspect the progress of Landlord’s Work at no cost or liability to Landlord and in accordance with all laws.

(b)    Not later than fifteen (15) days prior to Landlord’s estimated time for Substantial Completion of Landlord’s Work, Landlord shall provide Tenant access to the Premises to install furniture systems, equipment and telephone/data equipment in preparation for Tenant’s occupancy of the Premises (collectively, the “Prep Work”; the Cabling Work and Prep Work are referred to herein collectively as the “Tenant’s Work”).

(c)    All such access to perform Tenant’s Work and inspect Landlord’s Work shall be subject to scheduling by Landlord. In connection with such access, Tenant agrees (a) to cease promptly upon notice from Landlord any Tenant’s Work which has not been approved by Landlord or is not in compliance with the provisions of this Lease or which shall interfere with or delay the performance of Landlord’s Work, and (b) to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time to time for coordinating the Landlord’s Work and the Tenant’s Work, each with the other and with any other activity or work in the Building. Such access by Tenant shall be deemed to be subject to all of the applicable provisions of the Lease, except that there shall be no obligation on the part of Tenant solely because of such access to pay Base Rent or Additional Rent with respect to the Premises until otherwise required by the terms of the Lease.

(d)    Without limiting the foregoing, prior to accessing the Premises, Tenant shall provide to Landlord, in form and substance reasonably acceptable to Landlord: (i) a detailed description of and schedule for Tenant’s Work; (ii) the names and addresses of all contractors, subcontractors and material suppliers and all other representatives of Tenant who or which will be entering the Premises on behalf of Tenant to perform Tenant’s Work or will be supplying materials for such work, and the approximate number of individuals, itemized by trade, who will be present in the Premises; (iii) copies of all contracts, subcontracts and material purchase orders pertaining to Tenant’s Work; (iv) copies of all plans and specifications pertaining to Tenant’s Work; (v) copies of all licenses and permits required in connection with the performance of Tenant’s Work; (vi) certificates of insurance (in amounts satisfactory to Landlord and with the parties identified in, or required by, the Lease named as additional insureds) and instruments of indemnification against all claims, costs, expenses, damages and liabilities which may arise in connection with Tenant’s Work; and (vii) assurances of the ability of Tenant to pay for all of Tenant’s Work and/or a letter of credit or other security deemed appropriate by Landlord securing Tenant’s lien-free completion of Tenant’s Work.

(e)    If Tenant fails or refuses to comply or cause its contractors to comply with any of the obligations described or referred to above, then immediately upon notice to Tenant, Landlord may revoke Tenant’s right to access the Premises prior to the date of Substantial Completion of Landlord’s Work. Landlord shall assume no responsibility for the quality or completion of the Tenant’s Work under this Section, and shall not be responsible for equipment or supplies left or stored in the Premises by Tenant or Tenant’s contractors. Tenant’s access to the Premises pursuant to this Section shall be at the sole risk of Tenant.

Schedule 1

LANDLORD WORK EXHIBIT

All items to be installed by Landlord. Cost to be paid by Tenant where noted.

●	Construction:
o	Interior framing, drywall, and interior doors to be constructed per applicable building codes and consistent with existing construction.
o

Double doors (72-in. wide) with automatic openers and glass lights per sketches A01 and A02 (glass only as doors noted). Tenant to pay for difference in price between H.M. Double Doors and the doors referenced in the previous sentence.

●	Ceilings:
o	Existing acoustic tile ceiling to remain throughout and tile to be replaced as needed where stained or damaged.

●	Lighting:
o	New LED lighting to be provided (2x4 recessed type)

●	Floor Finishes:
o	Production Areas: Building Standard VCT.
o	Administrative Office Areas: Building Standard Carpet
o	Breakroom: Building Standard VCT.
o	Restrooms: Existing to remain and be cleaned
o	Electric / IDF / Janitor’s Closet: Existing to remain and be cleaned

●	Wall Finishes: Interior paint throughout, maximum two colors

●	Millwork: Existing pantry millwork to be touched up for appearance.

●	HVAC:
o	Supply and ducting sufficient for tenancy per applicable mechanical codes.
o	IT Room is to receive base system cooling and a dedicated exhaust fan (existing unit may be refurbished if operable).

EXHIBIT D

ESTOPPEL FORM

Tenant shall furnish to Landlord an estoppel certificate, duly acknowledged, certifying the veracity of and affirming any or all of the following information as of the date of the execution of such estoppel certificate.

A.         Date of Lease and Description of Space. That Tenant executed and exchanged the lease with Landlord dated [insert date of lease] (a copy of the lease along with any amendments and/or modifications may be required as an exhibit to the estoppel certificate) covering the demised premises, as shown crosshatched on the plan annexed hereto as Schedule ___ in the Building located at __________ Parsippany, New Jersey.

B.         Lease in Full Force and Effect. That the lease, consisting of ___ pages, plus Exhibits A - ___, is in full force and effect and has not been modified, changed, altered, or amended in any respect; or if it has been modified or amended, Tenant shall certify as true the terms, dates, and number of pages of each of such modifications or amendments.

C.         Commencement and Termination Dates. That the lease term commenced on [insert date of commencement of lease], that the rent commencement date, if different from the lease commencement date, is [insert date of rent commencement], and that the lease term shall expire on [insert expiration date of lease].

D.         Renewal or Extension Options. Whether Tenant has any option(s) to renew or extend the lease term. If Tenant has any such option(s), Tenant shall certify as true the terms of such option(s) and whether any option has been exercised.

E.         Other Options and Rights. Whether Tenant has any option(s), right(s) of first refusal, or right(s) of first offer to expand the demised premises or to purchase the Building. If Tenant has such option(s) or right(s), Tenant must certify as true the terms of such option(s) or right(s) and whether any such option or right has been exercised.

F.         Tenant in Possession. Whether Tenant has accepted and is now in full possession of the demised premises and is paying full rent under the lease; or, if Tenant is not in full possession, whether Tenant has assigned the lease, sublet all or a portion of the demised premises, or otherwise transferred any interest in the lease or the demised premises. Tenant agrees to provide a copy of such assignment, sublease, or transfer upon request.

G.         Current Minimum Rent. The current [pick one: monthly or annual] base annual rent payable under the lease, the current [pick one: monthly or annual] additional rent, and the date to which the base annual rent and all additional rent and other charges required to be paid under this lease have been paid.

H.         No Prepaid Rent. That no base annual rent or additional rent under the lease has been paid for more than thirty (30) days in advance of its due date.

I.         Rent Concessions. Whether Tenant is currently receiving any rental concessions, rebates, or abatements; and, if so, the terms of such concession, rebate, or abatement, including the date when this concession, rebate, or abatement shall expire. Tenant will also confirm whether it is entitled to any future rent concessions, rebates, or abatements under the lease; and if so, the terms of the future concessions, rebates, or abatements.

J.         Alterations Are Complete. That all alterations, improvements, additions, build-outs, or construction required to be performed under the lease have been completed in accordance with the plans and specifications in the lease attached to the lease as Exhibit ___.

K.         No Landlord Defaults. That to the best of Tenant’s knowledge: there are no defaults existing under the lease by Landlord and no circumstances currently exist that would constitute a default solely upon the service of notice or the passage of time, and there is no existing basis for Tenant to cancel the lease or to exercise any other remedies available to it by virtue of a default by Landlord.

L.         No Tenant Defaults. That to the best of Tenant’s knowledge: there are no defaults existing under the lease by Tenant and no circumstances currently exist that would constitute a default solely upon the service of notice or the passage of time, and there is no existing basis for Landlord to cancel the lease or to exercise any other remedies available to it by virtue of a default by Tenant.

M.         Tenant Has No Claims or Defenses. That to the best of Tenant’s knowledge: there are currently no valid defenses, counterclaims, offsets, credits, deductions in rent, or claims against the enforcement of any of the agreements, terms or conditions of the Lease except as noted on said certificate.

N.         No Change in Tenant’s Financial Condition. That there has been no material adverse change in Tenant’s financial condition between the date of the execution of the lease and the date hereof except as noted on said certificate.

O.         No Pending Bankruptcy. That there are currently no bankruptcy or reorganizations actions, whether voluntary or involuntary, pending against the Tenant under the Bankruptcy Laws of the United States or any state thereof.

P.         Purchaser or Lender Not Responsible for Landlord Violations. That any claims pertaining to matters currently in existence shall be enforced solely by money judgment and/or specific performance against landlord named in the lease and may not be enforced as an offset to or defense against enforcement of the lease except as noted in said certificate.

Q.         Tenant Acknowledges Prospective Sale/Financing. Either or both of the following:

(i)         Tenant acknowledges that Landlord has informed Tenant that Landlord has entered into a contract to sell the Land and Building to a purchaser and that no modification, revision, or cancellation of the written lease or amendments thereto shall be effective unless a written consent thereto of the purchaser is first obtained.

(ii)         Tenant acknowledges that Landlord has informed Tenant that an assignment of Landlord’s interest in the lease has been or will be made to a mortgagee; and that no modification, revision, or cancellation of the lease or amendments thereto shall be effective unless a written consent thereto of such mortgagee is first obtained.

R.         Other Information Requested. Any other information reasonably requested by Landlord.

S.         Estoppel Certificate Inducement. That Tenant acknowledges that the estoppel certificate is made to induce a purchaser to consummate a purchase of the Land and the Building and/or to induce mortgagee to make and maintain a mortgage loan secured by the Land and the Building, as the case may be, knowing that said purchaser and/or mortgagee as applicable, shall rely upon the truth of the estoppel certificate in making and/or maintaining such purchase and/or mortgage as applicable.

T.         Authorization of Signer. That the person signing the estoppel certificate on behalf of Tenant is a duly authorized agent of Tenant.

EXHIBIT E

RULES AND REGULATIONS

In the event of a conflict between the terms of this Exhibit E and the Lease, the terms of the Lease shall prevail.

1.

The sidewalks, halls, passages, elevators and stairways shall not be obstructed by any of the tenants nor used by them for any other purpose than for ingress and egress to and from their respective offices, nor shall they be used as a waiting or lounging place for tenants, employees or those having business with tenants. The halls, passages, elevators, stairways and roofs are not for the use of the general public, and Landlord retains in all cases the right to control and prevent access to any part of the Building or of any adjoining building of all persons whose presence, in the judgment of Landlord or Landlord’s employees, may be prejudicial to the safety, character, reputations or interests of the Building and its tenants. In case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of tenants and the protection of property in said Building. During other than business hours, access to the Building may also be refused, unless the person seeking admission is known by the watchman in charge to have the right to enter the Premises therein or is property identified, and the production of a key to such Premises may in addition be required. Landlord shall in no case be liable in damages for the admission or exclusion of any person from said Building.

2.

The floors, walls, partitions, skylights, windows, doors, sidelights and transoms that reflect or admit light into passageways or into any place in said Building shall not be covered or obstructed by any of the tenants, provided, however, that tenants may, with Landlord’s prior written approval, install blinds on the windows. The toilet rooms, water closets, sinks and other water apparatus shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, ashes, chemicals or refuse from electrical batteries or other unsuitable substances shall be thrown or placed therein. Any damage resulting from such misuses or abuse shall be borne and immediately paid by tenant by whom or by whose employees it shall have been caused.

3.	Nothing shall be placed by tenants or their employees on the outside of the Building or on the windows, window sills or projections.

4.

No sign, advertisement or notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, unless of such character, color, size and material and in such places as shall be first designated by Landlord in writing. Such authorization or approval by Landlord shall not be unreasonably withheld or delayed.

5.

Each tenant must, upon surrendering possession at the termination of the lease, deliver to Landlord all keys of the premises demised to it under its lease and of water closets and toilet rooms appurtenant thereto and leave the windows and doors in its premises in like condition as at the commencement date of the lease. Tenant shall review with Landlord for Landlord’s written approval any deviation from the Building master keying program. Such authorization or approval by Landlord shall not be unreasonably withheld or delayed.

6.

In order that all premises may be kept in a state of cleanliness, each tenant shall, during the continuance of the lease, permit Landlord’s employees to take care of and clean the premises. No tenant shall employ any person or persons other than Landlord’s employees for such purposes. Tenants will see that the windows are closed and the door securely locked each day before leaving the building.

7.

Landlord shall have the right, in person or by agent or agents, to enter the premises at reasonable hours in the day or night to examine the same, to run telegraph or other electric wires, steam plumbing or other pipes, or (without being under any obligation so to do) to make such repairs, additions and alterations as Landlord shall deem necessary for the safety, improvement, preservation or restoration of the Building or for the safety or convenience of the present or future occupants thereof, and Landlord shall have the further right to reasonably suspend the supply of light, heat and water during the making of such repairs, additions and alterations and also to enter and, during the nine (9) month period prior to the Expiration Date of the Lease, exhibit the premises to be let and to put upon them the usual “To Let” notice, which said notice shall not be removed or obliterated by any tenant, and any such entering or exhibiting shall not work an eviction of the tenant or a rescission of the lease.

8.

Landlord reserves the right to require that any office shall not be used by tenant or others for any employment agency, or for securing employees other than those to be employed by tenants and affiliates of tenants, or for the payment of salaries or wages to employees or persons who are not actually employed in the Building, or for any other purpose except that permitted in the lease.

9.

Tenants, their employees or others shall not make or commit to any improper noises or disturbances of any kind in the Building, nor smoke in the elevators, mark or defile the elevators, water closets, toilet rooms or the walls, windows, doors or any other part of the Building, nor interfere in any way with other tenants or those having business in the Building. Tenants shall be liable for all damage to the Building caused by their employees, agents, invitees, or licensees. Tenants and their employees will comply with the State of New Jersey’s law regarding smoking in public places and will only smoke in designated areas.

10.

No carpet, rug or other article shall be hung or shaken out of any window, and nothing shall be thrown by tenants or tenants’ employees nor be allowed by them to drop out of the windows or doors or down the passages or skylights of the Building; and no tenant shall sweep or throw or permit to be swept or thrown from the premises any dirt or other substance into any of the corridors or halls, elevators or stairways of the Building, or into adjoining building or roof

11.	No animals shall be kept in or about the Premises.

12.

If the tenants desire to introduce signaling, telegraphic, telephonic or other wires and instruments, Landlord, if approving the same, will direct the electricians as to where and how the same are to be placed; and, without such approval and direction, no placing, boring or cutting for wires will be permitted. Landlord retains in all cases the right to require the placing and using of such electrical protecting devices to prevent the transmission of excessive currents of electricity into or through the Building, to require the changing of wires and of their placing and arrangement under ground or otherwise as Landlord may direct, and further to require compliance on the part of all using or seeking access to such wires with such rules as Landlord may establish relating thereto; and, in the event of noncompliance with the directions, requirements or rules, by tenants or by those furnishing service by or using such wires or by others, Landlord shall have the right to immediately cut, displace and prevent the use of such wires. Notice requiring such changing of wires and their replacing and rearrangement given by Landlord to any company or individual furnishing service by means of such wires to any tenant shall be regarded as notice to such tenants and shall take effect immediately. All wires used by tenants must be clearly tagged at the distributing boards and junction boxes and elsewhere in the Building with the number of the office to which. said wires lead and the purpose for which said wires respectively are used, together with the name of the company operating the same.

13.	Canvassing, soliciting and peddling at the Property is prohibited and each tenant shall cooperate to prevent the same.

14.

Tenants shall not keep or use or allow to be used on the Premises any articles having an offensive odor, any ether, naphtha, phosphorous, benzole, gasoline, benzine, petroleum or any product thereof, crude or refined earth or coal oils, flashlight powder, other explosive, kerosene, camphene, burning fluid or other illuminating material except electric light or, in emergency, candles. Proper and total exhausting shall be required at all print copy areas at tenant’s expense to maintain a safe quality of air.

15.	No tenant and no employees of any tenant shall go upon the roof of the building or any adjoining Building without the written consent of Landlord or of the agent of Landlord.

16.	The use of rooms as sleeping quarters is expressly prohibited.

17.

The tenant shall not inhibit the heating or cooling system. Storage or placement of furniture in front of base board radiators is prohibited. Tenant shall not inhibit the flow of air by taping diffusers nor shall any tenant use any other method of heating than that provided by Landlord; without the written consent of Landlord.

18.	The tenant agrees that all employees will respect and obey the parking signs and will be towed at violators expense if they are in violation of a restricted parking area.

19.

The following rules pertain to moving furniture, equipment and supplies in and out of Morris Corporate Center 1 & 2, Parsippany, New Jersey. Any movers that do not adhere to the following rules will not be allowed to enter the premises or will be required to discontinue the move. The delivery of materials and other supplies to tenants in the Building will be permitted only under the direction, control and supervision of the Landlord.

a)

Clean masonite sections will be used as runners on all finished floor areas where heavy furniture or equipment is being moved with wheel or skid type dollies. The masonite must be at least one fourth inch thick, 4’ x 8’ wide sheets in elevator lobbies and corridors and 32” wide sheets through doors in tenant space. All sections of masonite must be taped to prohibit sliding.

b)

The mover must provide and install protective coverings on all walls, door facings, elevator caps and other areas along the route to be followed during the move. These areas will be inspected for damage after the move.

c)	Any damage to the building or fixtures caused by the move will be repaired or paid for by the moving company.

d)	Move-insured of large quantities of furniture, equipment or supplies must be accomplished after 6:00 p.m. or on weekends or holidays.

e)

The moving company must make arrangements with the Property Management office for use of the elevator for each move. A firm arrival time will be established. Any late arrival time will be established. Any late arrival from the movers scheduled arrival time will result in a charge of $60.00 per hour waiting time to the moving company. If management supervision is required (as determined by Property Management) a $55.00 per hour, per man fee will be charged to the tenant.

f)	The moving company must carry insurance including the following:

i)

Workmen’s Compensation in statutory limit for the State of New Jersey, with employees’ liability limit of $1,000,000.00 bodily injury, personal injury and property damage liability insurance in comprehensive general liability form and certificate evidencing the same shall be furnished to the Landlord before moving any items into the Building. In addition, the moving company must agree to protect, indemnify, defend and save Landlord harmless from and against all claims, demands and causes of action of every kind in character arising in favor of moving company’s employees, Landlord’s employees or other third parties on account of bodily injury, personal injury, death or damage to property in any way resulting from willful or negligent act or omissions of moving company, its agents, employees, representatives or sub-contractors. The moving company shall be responsible for all damages and losses sustained by them to their tools and equipment utilized in the performance of all work thereunder.

ii)

Comprehensive general liability insurance policy shall include coverage for hazards of premises, operation, elevators, products and completed operations and including personal injury coverage part and contractual liability coverage part designating the assumptions of liability under performance of the act of moving. Such insurance shall be in limits no less than $3,000,000.00 per person bodily injury and personal injury; $3,000,000.00 per occurrence for aggregate or property damage. Property damage insurance shall be in broad form, including completed operations.

iii)	The limits set forth above are minimum. If greater limits are carried, they will apply to movements.

iv)

Each moving company moving supplies, furniture, and/or equipment through the Building shall secure and present to the Property Management office, a certificate reflecting these coverages twenty-four (24) hours before the move takes place.

20.

Violation of these rules, or any amendments thereof or additions thereto, may be considered a default of Tenant’s lease and shall be sufficient cause for termination of the Lease pursuant to the provisions of the Lease at the option of Landlord.

EXHIBIT F

COMMENCEMENT LETTER

___________, 20___

___________________

___________________

___________________

RE:         Lease dated ________, between Monarch Owner LLC, a Delaware limited liability company (the “Landlord”), and RF Industries, Ltd., a Nevada corporation (“Tenant”), concerning ______________.

In accordance with the above-referenced Lease, we request that you and/or the proper authority, please confirm the following statements:

1.         The Commencement Date is deemed to be ______________, the Rent Commencement Date is ________________ and the Expiration Date is ______________.

2.         Tenant acknowledges and agrees that as of the date of this letter (i) all improvements required by the Lease to be performed by Landlord to the Premises have been completed; and (ii) Tenant has accepted the Premises in its current condition.

Please confirm your agreement with the above terms of this letter by signing below and returning a copy to Landlord. Failure to execute this letter and deliver the same to Landlord shall be conclusive evidence against Tenant that the above statements are accurate and true.

Sincerely, By: Name: Its:

AGREED TO & ACCEPTED BY:

By:

Name:

Its: